Exhibit 2.1

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

---------------------------------------------------------------- In re: SUPERIOR ENERGY SERVICES, INC., et al.,[1] Debtors. ----------------------------------------------------------------	x : : : : : : x	Chapter 11 Case No. 20-35812 (DRJ) (Jointly Administered)

FIRST AMENDED JOINT PREPACKAGED PLAN OF REORGANIZATION FOR

SUPERIOR ENERGY SERVICES, INC. AND ITS AFFILIATE DEBTORS

UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

HUNTON ANDREWS KURTH LLP	LATHAM & WATKINS LLP

Timothy A. (“Tad”) Davidson II (No. 24012503)	George A. Davis (admitted pro hac vice)
Ashley L. Harper (No. 24065272)	Keith A. Simon (admitted pro hac vice)
600 Travis Street, Suite 4200	George Klidonas (admitted pro hac vice)
Houston, Texas 77002	885 Third Avenue
Telephone: (713) 220-4200	New York, New York 10022
Facsimile: (713) 220-4285	Telephone: (212) 906-1200
Facsimile: (212) 751-4864

Counsel for the Debtors and Debtors-in-Possession

Dated: January 15, 2021

  Houston, Texas

[1]

The Debtors in these cases, along with the last four digits of each Debtor’s federal tax identification number, are: Superior Energy Services, Inc. (9388), SESI, L.L.C. (4124), Superior Energy Services-North America Services, Inc. (5131), Complete Energy Services, Inc. (9295), Warrior Energy Services Corporation (9424), SPN Well Services, Inc. (2682), Pumpco Energy Services, Inc. (7310), 1105 Peters Road, L.L.C. (4198), Connection Technology, L.L.C. (4128), CSI Technologies, LLC (6936), H.B. Rentals, L.C. (7291), International Snubbing Services, L.L.C. (4134), Stabil Drill Specialties, L.L.C. (4138), Superior Energy Services, L.L.C. (4196), Superior Inspection Services, L.L.C. (4991), Wild Well Control, Inc. (3477), and Workstrings International, L.L.C. (0390). The Debtors’ address is 1001 Louisiana Street, Suite 2900, Houston, Texas 77002.

TABLE OF CONTENTS

Article I. RULES OF INTERPRETATION, COMPUTATION OF TIME AND DEFINED TERMS		1

A.	Rules of Interpretation; Computation of Time	1
B.	Defined Terms	2

Article II. ADMINISTRATIVE, DIP FACILITY, AND PRIORITY TAX CLAIMS		20

A.	Administrative Claims	20
	1. Professional Fee Claims	20
B.	DIP Super-Priority Claims	21
C.	Priority Tax Claims	21

Article III. CLASSIFICATION AND TREATMENT OF CLASSIFIED CLAIMS AND EQUITY INTERESTS		22

A.	Summary	22
B.	Classification and Treatment of Claims and Equity Interests	23
	1. Class 1 – Other Priority Claims	23
	2. Class 2 – Other Secured Claims	23
	3. Class 3 – Secured Tax Claims	24
	4. Class 4 – Prepetition Credit Agreement Claims	25
	5. Class 5 – Prepetition Notes Claims Against Parent	26
	6. Class 6 – General Unsecured Claims Against Parent	26
	7. Class 7 – Prepetition Notes Claims Against Affiliate Debtors	27
	8. Class 8 – General Unsecured Claims Against Affiliate Debtors	28
	9. Class 9 – Intercompany Claims	28
	10. Class 10 – Old Parent Interests	29
	11. Class 11 – Intercompany Equity Interests	29
	12. Class 12 – 510(b) Equity Claims	29
C.	Special Provision Governing Unimpaired Claims	30
D.	Elimination of Vacant Classes	30

Article IV. ACCEPTANCE OR REJECTION OF THE PLAN		30

A.	Presumed Acceptance of Plan	30
B.	Deemed Rejection of Plan	30
C.	Voting Classes	30
D.	Acceptance by Impaired Class of Claims	30
E.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code; Cram Down	30
F.	Votes Solicited in Good Faith	31

Article V. MEANS FOR IMPLEMENTATION OF THE PLAN		31

A.	Restructuring Transactions	31
B.	Continued Corporate Existence	32
C.	Vesting of Assets in the Reorganized Debtors Free and Clear of Liens and Claims	32
D.	Exit Facility Loan Documents	33
E.	New Common Stock; Book Entry	33
F.	Listing of New Securities; SEC Reporting	33
G.	New Stockholders Agreement; New Registration Rights Agreement	34
H.	New Management Incentive Plan	34

i

I.	[Intentionally Deleted]	35
J.	Plan Securities and Related Documentation; Exemption from Securities Laws	35
K.	Release of Liens and Claims	36
L.	Corporate Governance Documents of the Reorganized Debtors	36
M.	New Board; Initial Officers	36
N.	Corporate Action	37
O.	Cancellation of Notes, Certificates and Instruments	38
P.	Existing Equity Interests	38
Q.	Sources of Cash for Plan Distributions	38
R.	Funding and Use of Professional Fee Claim Reserve	39
S.	Continuing Effectiveness of Final Orders	39
T.	Payment of Fees and Expenses of Certain Creditors	39
U.	Payment of Fees and Expenses of the Prepetition Notes Indenture Trustee	40
V.	Equity Rights Offering	40

Article VI. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		41

A.	Assumption of Executory Contracts and Unexpired Leases	41
B.	Cure of Defaults; Assignment of Executory Contracts and Unexpired Leases	42
C.	Rejection of Executory Contracts and Unexpired Leases	44
D.	Claims on Account of the Rejection of Executory Contracts or Unexpired Leases	44
E.	D&O Liability Insurance Policies	44
F.	Indemnification Provisions	45
G.	Employment Plans	45
H.	Insurance and Surety Contracts	46
I.	Extension of Time to Assume or Reject	46
J.	Modifications, Amendments, Supplements, Restatements, or Other Agreements	46

Article VII. PROVISIONS GOVERNING DISTRIBUTIONS		47

A.	Distributions for Claims Allowed as of the Effective Date	47
B.	No Postpetition Interest on Claims	47
C.	Distributions by the Reorganized Debtors or Other Applicable Distribution Agent	47
D.	Delivery and Distributions; Undeliverable or Unclaimed Distributions	48
	1. Record Date for Distributions	48
	2. Delivery of Distributions in General	48
	3. Minimum Distributions	49
	4. Undeliverable Distributions	49
E.	Compliance with Tax Requirements	50
F.	Allocation of Plan Distributions Between Principal and Interest	51
G.	Means of Cash Payment	51
H.	Timing and Calculation of Amounts to Be Distributed	51
I.	Setoffs	51

Article VIII. PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED, AND DISPUTED CLAIMS		52
A.	Resolution of Disputed Claims and Equity Interests	52
	1. Allowance of Claims	52
	2. Prosecution of Objections to Claims	52
	3. Claims Estimation	52
	4. No Filings of Proofs of Claim	53
B.	No Distributions Pending Allowance	53
C.	Distributions on Account of Disputed Claims Once They Are Allowed	54
D.	Reserve for Disputed Claims	54

ii

Article IX. CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE PLAN		54

A.	Conditions Precedent to Confirmation	54
B.	Conditions Precedent to Consummation	54
C.	Waiver of Conditions	56
D.	Effect of Non-Occurrence of Conditions to Confirmation or Consummation	56

Article X. RELEASE, DISCHARGE, INJUNCTION AND RELATED PROVISIONS		57

A.	General	57
B.	Release of Claims and Causes of Action	57
C.	Waiver of Statutory Limitations on Releases	60
D.	Discharge of Claims and Equity Interests	60
E.	Exculpation	61
F.	Preservation of Causes of Action	62
	1. Maintenance of Causes of Action	62
	2. Preservation of All Causes of Action Not Expressly Settled or Released	62
G.	Injunction	63
H.	Binding Nature Of Plan	63
I.	Protection Against Discriminatory Treatment	64
J.	Integral Part of Plan	64

Article XI. RETENTION OF JURISDICTION		64

Article XII. MISCELLANEOUS PROVISIONS		66

A.	Substantial Consummation	66
B.	Payment of Statutory Fees; Post-Effective Date Fees and Expenses	66
C.	Statutory Committee	67
D.	Conflicts	67
E.	Modification of Plan	67
F.	Revocation or Withdrawal of Plan	67
G.	Successors and Assigns	68
H.	Reservation of Rights	68
I.	Further Assurances	68
J.	Severability	68
K.	Service of Documents	69
L.	Exemption from Transfer Taxes Pursuant to Section 1146(a) of the Bankruptcy Code	70
M.	Governing Law	70
N.	Tax Reporting and Compliance	70
O.	Exhibits and Schedules	70
P.	No Strict Construction	70
Q.	Entire Agreement	71
R.	Closing of Chapter 11 Cases	71
S.	2002 Notice Parties	71

iii

FIRST AMENDED JOINT PREPACKAGED PLAN OF REORGANIZATION FOR

SUPERIOR ENERGY SERVICES, INC. AND ITS AFFILIATE DEBTORS

UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

The above-captioned debtors (each a “Debtor” and, collectively, the “Debtors”) jointly propose the following prepackaged chapter 11 plan of reorganization (this “Plan”) for the resolution of the outstanding Claims (as defined below) against, and Equity Interests (as defined below) in, each of the Debtors. Although proposed jointly for administrative purposes, this Plan constitutes a separate Plan for each Debtor for the resolution of outstanding Claims against and Equity Interests in each Debtor pursuant to the Bankruptcy Code (as defined below). This Plan is not premised upon the substantive consolidation of the Debtors with respect to the Classes of Claims or Equity Interests set forth in the Plan. The Debtors are the proponents of this Plan within the meaning of section 1129 of the Bankruptcy Code. Reference is made to the Disclosure Statement (as such term is defined herein and distributed contemporaneously herewith) for a discussion of the Debtors’ history, business, results of operations, historical financial information, projections, a summary and analysis of this Plan, the treatment provided for herein and certain related matters. There also are other agreements and documents, which shall be filed with the Bankruptcy Court (as defined below), that are referenced in this Plan or the Disclosure Statement as Exhibits and Plan Schedules. All such Exhibits and Plan Schedules are incorporated into and are a part of this Plan as if set forth in full herein. Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code, Bankruptcy Rule 3019 and the terms and conditions set forth in this Plan, the Debtors reserve the right to alter, amend, modify, revoke or withdraw this Plan prior to its substantial consummation.

ARTICLE I.

RULES OF INTERPRETATION, COMPUTATION OF TIME AND DEFINED TERMS

A.	Rules of Interpretation; Computation of Time

For purposes herein: (a) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and the neuter gender; (b) subject to the terms of the Restructuring Support Agreement, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced item shall be substantially in that form or substantially on those terms and conditions; (c) except as otherwise provided herein, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document shall mean as it may be amended, restated, modified or supplemented from time to time; (d) any reference to a Person or an Entity as a Holder of a Claim or an Equity Interest includes that Person’s or Entity’s respective successors and assigns; (e) unless otherwise specified, all references herein to “Articles,” “Sections,” “Exhibits” and “Plan Schedules” are references to Articles, Sections, Exhibits and Plan Schedules hereof or hereto; (f) unless otherwise stated, the words ‘‘herein,’’ “hereof,” “hereunder” and ‘‘hereto’’ refer to this Plan in its entirety rather than to a particular portion of this Plan; (g) subject to the provisions of any contract, certificate of incorporation, by-law, instrument, release, indenture, or other agreement or document entered into in connection with this Plan and except as expressly provided in Article XII.D of this Plan, the rights and obligations arising pursuant to this Plan shall be governed by, and construed and enforced in accordance with the applicable federal law, including the Bankruptcy Code and Bankruptcy Rules; (h) except as otherwise specifically provided herein or the Restructuring Support Agreement, any provision in this Plan, the Exhibits and Plan Schedules hereto, and the Plan Supplement shall be in form and substance consistent in all respects with the Restructuring Support Agreement and subject to all consent and consultation rights of the parties thereto (as specified in the Restructuring Support Agreement) in all respects; (i) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation hereof; (j) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply to this Plan; (k) references to a specific article, section, or subsection of any statute, rule, or regulation expressly referenced herein shall, unless otherwise specified, include any amendments to or successor provisions of such article, section, or subsection; (l) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; (m) references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable state limited liability company laws; (n) all references to statutes, regulations, orders, rules of courts, and the like shall mean as amended from time to time, and as applicable to the Chapter 11 Cases, unless otherwise stated; and (o) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation.” Except as otherwise specifically provided in this Plan to the contrary, references in this Plan to “the Debtors” or to “the Reorganized Debtors” shall mean “the Debtors and the Reorganized Debtors,” as applicable, to the extent the context requires.

Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein. If the date on which a transaction may occur pursuant to this Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next succeeding Business Day.

B.	Defined Terms

Unless the context otherwise requires, the following terms shall have the following meanings when used in capitalized form herein:

“510(b) Equity Claim” means any Claim subordinated pursuant to section 510(b) of the Bankruptcy Code.

“Accredited Cash Opt-Out Noteholder” means a Cash Opt-Out Noteholder who (a) is an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act (as defined below)) or a “qualified institutional buyer” (within the meaning of Rule 144A of the Securities Act), and (b) holds at least $1,000 in principal amount of Prepetition Notes.

“Accrued Professional Compensation” means, with respect to a particular Professional, an Administrative Claim of such Professional for compensation for services rendered or reimbursement of costs, expenses or other charges incurred on or after the Petition Date and prior to and including the Effective Date.

“Ad Hoc Noteholder Group” means that certain ad hoc group of Holders of the Prepetition Notes represented by the Ad Hoc Noteholder Group Professionals.

“Ad Hoc Noteholder Group Fees and Expenses” means all unpaid reasonable and documented fees and out-of-pocket expenses of the Ad Hoc Noteholder Group Professionals incurred in connection with the Chapter 11 Cases or in furtherance of the Plan.

“Ad Hoc Noteholder Group Professionals” means, collectively, (a) Davis Polk & Wardwell LLP and Porter Hedges LLP, as legal counsel to the Ad Hoc Noteholder Group, (b) Evercore Group L.L.C., as financial advisor to the Ad Hoc Noteholder Group, and (c) any other advisors to the Ad Hoc Noteholder Group.

“Administrative Claim” means a Claim for costs and expenses of administration incurred during the Chapter 11 Cases that are Allowed under sections 503(b), 507(a)(2), 507(b) or 1114(e)(2) of the Bankruptcy Code, including, without limitation: (a) any actual and necessary costs and expenses incurred on or after the Petition Date and prior to and including the Effective Date of preserving the Estates and operating the businesses of the Debtors; (b) Professional Fee Claims and any other compensation for legal, financial, advisory, accounting, and other services and reimbursement of expenses Allowed by the Bankruptcy Court under sections 328, 330, 331 or 503(b) of the Bankruptcy Code to the extent incurred on or after the Petition Date and prior to and including the Effective Date; (c) all fees and charges assessed against the Estates under section 1930, chapter 123, of title 28, United States Code; (d) all requests for compensation or expense reimbursement for making a substantial contribution in the Chapter 11 Cases Allowed pursuant to sections 503(b)(3), (4) and (5) of the Bankruptcy Code; and (e) the Cure Claim Amounts.

“Affiliate” means an “affiliate,” as defined in section 101(2) of the Bankruptcy Code; provided, that with respect to any Entity that is not a Debtor, the term “Affiliate” shall apply to such Entity as if such Entity were a Debtor.

“Affiliate Debtor(s)” means, individually or collectively, any Debtor or Debtors other than Parent.

“Allowed” means, with respect to a Claim or Equity Interest: (a) any Claim or Equity Interest as to which no objection to allowance has been interposed (either in the Bankruptcy Court or in the ordinary course of business) on or before the applicable time period fixed by applicable non-bankruptcy law or such other applicable period of limitation fixed by the Bankruptcy Code, the Bankruptcy Rules or the Bankruptcy Court, or as to which any objection has been determined by a Final Order, either before or after the Effective Date, to the extent such objection is determined in favor of the respective Holder; (b) any Claim or Equity Interest as to which the liability of the Debtors and the amount thereof are determined by a Final Order of a court of competent jurisdiction other than the Bankruptcy Court, either before or after the Effective Date; or (c) any Claim or Equity Interest expressly deemed Allowed by this Plan.

“Amended/New Corporate Governance Documents” means, as applicable, the amended and restated or new applicable corporate governance documents (including, without limitation, the bylaws, certificates of incorporation, LLC agreements, stockholders agreements, registration rights agreements and other governance documents, as applicable) of the Reorganized Debtors, and, with respect to the certificate of incorporation of the Reorganized Parent, in substantially the form Filed with the Plan Supplement, which documents shall be acceptable to the Required Consenting Noteholders, in consultation with the Debtors, and consistent with the Restructuring Support Agreement.

“Avoidance Actions” means any and all actual or potential avoidance, recovery, subordination or similar actions or remedies that may be brought by and on behalf of the Debtors or their Estates under the Bankruptcy Code or applicable non-bankruptcy law, including, without limitation, actions or remedies arising under chapter 5 of the Bankruptcy Code or under similar local, state, federal or foreign statues and common law, including fraudulent transfer, conveyance laws or similar laws.

“Ballots” means the ballots accompanying the Disclosure Statement upon which Holders of Impaired Claims entitled to vote shall, among other things, indicate their acceptance or rejection of this Plan in accordance with this Plan and the procedures governing the solicitation process, and which must be actually received by the Voting and Claims Agent on or before the Voting Deadline.

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as amended from time to time and as applicable to the Chapter 11 Cases.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas, having jurisdiction over the Chapter 11 Cases and, to the extent of the withdrawal of any reference under section 157 of title 28 of the United States Code and/or the Order of the United States District Court for the Southern District of Texas pursuant to section 157(a) of title 28 of the United States Code, the United States District Court for the Southern District of Texas.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure and the Local Rules of the Bankruptcy Court, in each case as amended from time to time and as applicable to the Chapter 11 Cases.

“Business Day” means any day, other than a Saturday, Sunday or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).

“Cash” means the legal tender of the United States of America or the equivalent thereof, including bank deposits, checks and cash equivalents, as applicable.

“Cash Opt-Out Noteholder” means a Holder of Prepetition Notes Claims that validly and timely elects on or before the Voting Deadline, or such later date acceptable to the Debtors, with the consent of the Required Consenting Noteholders, in accordance with the instructions set forth on the Ballot provided to such Holder, or such other instructions delivered to such holders or their nominees by or on behalf of the Debtors, to affirmatively opt-out of the Cash Payout and, in lieu of receiving its Pro Rata portion of the Cash Payout, (a) receive its Pro Rata portion of the New Common Stock and (b) become eligible to exercise its Subscription Rights, to the extent such Holder is an Accredited Cash Opt-Out Noteholder; provided that all Consenting Noteholders shall be Cash Opt-Out Noteholders.

“Cash Payout” means Cash in an aggregate amount equal to 2.00% of the principal due under the Prepetition Notes held by all Cash Payout Noteholders.

“Cash Payout Noteholder” means a Holder of Prepetition Notes Claims that is not a Cash Opt-Out Noteholder.

“Causes of Action” means any and all claims, causes of action (including Avoidance Actions), controversy, demands, right, lien, indemnity, guaranty, suit, loss, debt, damage, judgment, account, defense, remedy, power, privilege, proceeding, actions, suits, obligations, liabilities, cross-claims, counterclaims, offsets, or setoffs of any kind or character whatsoever, in each case whether known or unknown, contingent or non-contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, suspected or unsuspected, foreseen or unforeseen, direct or indirect, choate or inchoate, existing or hereafter arising, under statute, in contract, in tort, in law, or in equity, or pursuant to any other theory of law, federal or state, whether asserted or assertable directly or derivatively in law or equity or otherwise by way of claim, counterclaim, cross-claim, third party action, action for indemnity or contribution or otherwise, based in whole or in part upon any act or omission or other event occurring prior to the Petition Date or during the course of the Chapter 11 Cases, including through the Effective Date.

“Chapter 11 Case(s)” means (a) when used with reference to a particular Debtor, the case under chapter 11 of the Bankruptcy Code that shall be commenced by such Debtor in the Bankruptcy Court, and (b) when used with reference to all Debtors, the cases under chapter 11 of the Bankruptcy Code that shall be commenced by the Debtors in the Bankruptcy Court.

“Claim” means any “claim” (as defined in section 101(5) of the Bankruptcy Code) against any Debtor, whether or not assessed or Allowed.

“Claims Register” means the official register of Claims and Equity Interests maintained by the Voting and Claims Agent.

“Class” means a category of Holders of Claims or Equity Interests as set forth in Article III hereof pursuant to section 1122(a) of the Bankruptcy Code.

“Collateral” means any property or interest in property of the Debtors’ Estates that is subject to a valid and enforceable Lien to secure a Claim.

“Committee” means the official committee of unsecured creditors appointed in the Chapter 11 Cases, if any.

“Confirmation” means the occurrence of the Confirmation Date, subject to all conditions specified in Article IX of this Plan having been satisfied or waived pursuant to Article IX of this Plan.

“Confirmation Date” means the date on which the clerk of the Bankruptcy Court enters the Confirmation Order on the docket of the Bankruptcy Court in the Chapter 11 Cases.

“Confirmation Hearing” means the combined hearing held by the Bankruptcy Court pursuant to sections 105(d)(2)(B)(vi) and 1128 of the Bankruptcy Code and paragraph M of the Procedures for Complex Cases in the Southern District of Texas to consider (a) final approval of the Disclosure Statement under sections 1125 and 1126(b) of the Bankruptcy Code and (b) confirmation of this Plan, as such hearing may be adjourned or continued from time to time with the consent of the Required Consenting Noteholders.

“Confirmation Order” means the order of the Bankruptcy Court (a) approving the Disclosure Statement on a final basis and (b) confirming this Plan pursuant to sections 1125, 1126(b) and 1129 of the Bankruptcy Code, which order shall be acceptable to the Debtors and the Required Consenting Noteholders in the manner set forth in the Restructuring Support Agreement.

“Consenting Noteholders” has the meaning set forth in the Restructuring Support Agreement.

“Consummation” means the occurrence of the Effective Date.

“Cure Claim Amount” has the meaning set forth in Article VI.B of this Plan.

“D&O Liability Insurance Policies” means all insurance policies (including, without limitation, the D&O Tail Policy, any general liability policies, any errors and omissions policies, and, in each case, any agreements, documents, or instruments related thereto) maintained by the Debtors as of the Effective Date for liabilities against any of the Debtors’ respective directors, managers, and officers.

“D&O Tail Policy” means the extension of any of the D&O Liability Insurance Policies for any period beyond the end of the policy period, and for claims based on conduct occurring prior to the Effective Date, including but not limited to that certain directors’ & officers’ liability insurance policy purchased by the Debtors on or about December 3, 2020.

“Debtor Release” has the meaning set forth in Article X.B hereof.

“Debtor Releasing Parties” has the meaning set forth in Article X.B hereof.

“Delayed-Draw Term Loan Facility” means that certain $200,000,000 Delayed-Draw Term Loan Facility described in the Delayed-Draw Term Loan Commitment Letter.

“Delayed-Draw Term Loan Commitment Letter” means the commitment letter governing the Delayed-Draw Term Loan Facility and entered into by Parent and the Delayed-Draw Commitment Parties on September 30, 2020, as amended, supplemented or otherwise modified from time to time.

“Delayed-Draw Commitment Parties” means those Prepetition Noteholders that are parties to the Delayed-Draw Term Loan Commitment Letter and have agreed, pursuant to the Delayed-Draw Term Loan Commitment Letter, to provide the Delayed-Draw Term Loan Facility, each in its respective capacity as such.

“DIP Agent” means JPMorgan Chase Bank, N.A., or its duly appointed successor, in its capacity as administrative agent and collateral agent under the DIP Agreement.

“DIP Agreement” means that certain Senior Secured Debtor-In-Possession Credit Agreement, dated as of December 9, 2020, by and among the Debtors, the DIP Agent, and the DIP Lenders, as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof prior to the Effective Date.

“DIP Contingent Obligations” means all contingent obligations not due and payable under the DIP Documents on the Effective Date, including any and all indemnification and expense reimbursement obligations of the Debtors that are contingent as of the Effective Date.

“DIP Documents” means the “Loan Documents” as defined in the DIP Agreement, in each case as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof prior to the Effective Date.

“DIP Facility Claims” means any and all Claims arising from, under, or in connection with the DIP Agreement or any of the DIP Documents.

“DIP Final Order” means that certain Final Order (I) Authorizing the Debtors to Obtain Postpetition Financing, (II) Authorizing the Debtors to Use Cash Collateral, (III) Granting Liens and Providing Superpriority Administrative Expense Claims, (IV) Granting Adequate Protection to Prepetition ABL Secured Parties, (V) Modifying Automatic Stay, and (VII) Granting Related Relief, entered by the Bankruptcy Court, as amended, supplemented or modified from time to time.

“DIP Interim Order” means that certain Interim Order (I) Authorizing the Debtors to Obtain Postpetition Financing, (II) Authorizing the Debtors to Use Cash Collateral, (III) Granting Liens and Providing Superpriority Administrative Expense Claims, (IV) Granting Adequate Protection to Prepetition ABL Secured Parties, (V) Modifying Automatic Stay, (VI) Scheduling a Final Hearing, and (VII) Granting Related Relief entered by the Bankruptcy Court on December 8, 2020 (Docket No. 97), as amended, supplemented or modified from time to time.

“DIP Lenders” means, collectively, the banks, financial, institutions, and other lenders party to the DIP Agreement from time to time, and each arranger, bookrunner, syndication agent, manager, and documentation agent party to the DIP Agreement from time to time.

“DIP Liens” means the Liens securing the payment of the DIP Super-Priority Claims.

“DIP Orders” means, collectively, the DIP Interim Order and the DIP Final Order.

“DIP Required Lenders” shall mean the “Required Lenders” as defined in the DIP Agreement.

“DIP Super-Priority Claims” means any and all Claims arising from, under, or in connection with the DIP Agreement or any other DIP Documents, including Claims for all principal amounts outstanding, interest, fees, expenses, costs, and other charges and all other “Obligations” as defined in the DIP Agreement.

“Disclosure Statement” means that certain Disclosure Statement for the Joint Prepackaged Plan of Reorganization for Superior Energy Services, Inc. and its Affiliate Debtors under Chapter 11 of the Bankruptcy Code, dated as of December 5, 2020 (as amended, supplemented, or modified from time to time and including all exhibits and schedules thereto and references therein that relate to this Plan and as approved by the Disclosure Statement Interim Order or Confirmation Order).

“Disclosure Statement Interim Order” means that certain Order (I) Conditionally Approving Disclosure Statement, (II) Scheduling Combined Hearing on (A) Adequacy Of Disclosure Statement and (B) Confirmation of Plan, (III) Establishing Deadline to Object to Disclosure Statement and Plan and Form of Notice Thereof, (IV) Approving Solicitation Procedures and Forms of Ballots and Notice of Non-Voting Status, (V) Conditionally Waiving Requirement of Filing Schedules and Statements and of Convening Section 341 Meeting of Creditors, and (IV) Granting Related Relief, entered by the Bankruptcy Court on December 8, 2020 (Docket No. 98), as amended, supplemented or modified from time to time, which, among other things, conditionally approves the Disclosure Statement, on an interim basis, and approves the Equity Rights Offering Procedures.

“Disputed” means any Claim or any portion thereof, that has not been Allowed, but has not been disallowed pursuant to this Plan or a Final Order of the Bankruptcy Court or other court of competent jurisdiction.

“Distribution Agent” means the Reorganized Debtors or any party designated by the Reorganized Debtors to serve as distribution agent under this Plan. For purposes of distributions under this Plan to the Holders of Allowed DIP Super-Priority Claims, Allowed Prepetition Credit Agreement Claims and Allowed Prepetition Notes Claims, the DIP Agent, the Prepetition Credit Agreement Agent, and the Prepetition Notes Indenture Trustee, respectively, or any party designated by each of the foregoing, shall be and shall act as the Distribution Agent.

“Distribution Record Date” means the date for determining which Holders of Claims and Equity Interests are eligible to receive distributions under this Plan, which date shall be the Effective Date or such other date acceptable to the Required Consenting Noteholders. The Distribution Record Date shall not apply to securities of the Debtors deposited with DTC, the holders of which shall receive a distribution in accordance with Article VII of this Plan and, as applicable, the customary procedures of DTC.

“DTC” means the Depository Trust Company.

“Effective Date” means the first Business Day on which the conditions specified in Article IX of this Plan have been satisfied or waived in accordance with the terms of Article IX.

“Entity” means an “entity” as defined in section 101(15) of the Bankruptcy Code.

“Equity Interest” means (a) any Equity Security or other ownership interest in any Debtor, including, without limitation, all issued, unissued, authorized or outstanding units, shares of stock and other ownership interests, together with (i) any options, warrants or contractual rights to purchase or acquire any such Equity Securities at any time with respect to any Debtor, and all rights arising with respect thereto and (ii) the rights of any Person or Entity to purchase or demand the issuance of any of the foregoing and shall include: (1) conversion, exchange, voting, participation, and dividend rights; (2) liquidation preferences; (3) options, warrants, and call and put rights; (4) share-appreciation rights; and (5) all Unexercised Equity Interests, in each case, as in existence immediately prior to the Effective Date; and (b) any 510(b) Equity Claim, in each case, as in existence immediately prior to the Effective Date.

“Equity Rights Offering” means that certain offering of Subscription Rights exercisable solely by electing Accredited Cash Opt-Out Noteholders, to purchase the New Common Stock on a Pro Rata basis for up to an aggregate amount equal to the Equity Rights Offering Amount.

“Equity Rights Offering Amount” means an amount equal to the cash proceeds of the Equity Rights Offering, which amount shall not exceed the amount of the Cash Payout.

“Equity Rights Offering Procedures” means the procedures for the implementation of the Equity Rights Offering as approved in the Disclosure Statement Interim Order.

“Equity Rights Offering Shares” means the shares of New Common Stock issued pursuant to the Equity Rights Offering.

“Equity Security” means an “equity security” as defined in section 101(16) of the Bankruptcy Code.

“Estate(s)” means, individually, the estate of each of the Debtors and, collectively, the estates of all of the Debtors created under section 541 of the Bankruptcy Code.

“Exchange Act” means the Securities Exchange Act of 1934, 15 U.S.C. §§ 78a et seq., as now in effect or hereafter amended, and any rules and regulations promulgated thereunder.

“Excluded Parties” means, collectively, (i) any director, officer, manager, or employee of the Debtors that did not serve in such capacity on or after the Restructuring Support Agreement Effective Date or (ii) any other entity named as a defendant in a pending suit by the Debtors.

“Exculpated Parties” means, collectively, in each case in their capacities as such:

(a)	the Debtors;

(b)	the Reorganized Debtors;

(c)	the Prepetition Credit Agreement Agent and the Prepetition Credit Agreement Lenders;

(d)	the DIP Agent;

(e)	the DIP Lenders;

(f)	the Prepetition Notes Indenture Trustee;

(g)	the Ad Hoc Noteholder Group and the members thereof;

(h)	the Consenting Noteholders;

(i)	the Delayed-Draw Commitment Parties;

(j)	the Distribution Agents;

(k)	each Exit Facility Agent;

(l)	the Exit Facility Lenders; and

(m)	with respect to each of the foregoing Persons and Entities in clauses (a) through (l), each such Person’s and Entity’s respective Related Persons, in each case solely in their capacity as such.

“Exculpation” means the exculpation provision set forth in Article X.E hereof.

“Executory Contract” means a contract to which any Debtor is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

“Exhibit” means an exhibit annexed to either this Plan or as an appendix to the Disclosure Statement (as such exhibits are amended, modified or otherwise supplemented from time to time).

“Exit ABL Facility” means a secured asset-based revolving credit facility, if any, entered into on the Effective Date in accordance with the Restructuring Documents and the Restructuring Support Agreement.

“Exit DDTL Facility” means a delayed-draw term loan facility up to $200 million, if any, that may be provided by the Delayed-Draw Commitment Parties upon the terms and subject to the conditions of the Delayed-Draw Term Loan Commitment Letter and entered into on the Effective Date in accordance with the Restructuring Documents and the Delayed-Draw Term Loan Commitment Letter.

“Exit Facility” means any Exit ABL Facility and/or the Exit DDTL Facility, as applicable.

“Exit Facility Agent” means the administrative agent and collateral agent under any Exit Facility Credit Agreement, solely in its capacity as such.

“Exit Facility Credit Agreement” means each credit agreement in respect of the Exit Facility, in substantially the form as Filed, or consistent with a term sheet as Filed, with the Plan Supplement, the terms and conditions of which are acceptable to the Debtors and the Required Consenting Noteholders in the manner set forth in the Restructuring Support Agreement.

“Exit Facility Lenders” means the lenders under each Exit Facility Credit Agreement, solely in their respective capacities as such.

“Exit Facility Loan Documents” means each Exit Facility Credit Agreement and any other guarantee, security agreement, deed of trust, mortgage, and other documents (including UCC financing statements), contracts, and agreements entered into with respect to, or in connection with, the applicable Exit Facility Credit Agreement.

“File” or “Filed” or “Filing” means file, filed or filing with the Bankruptcy Court or its authorized designee in the Chapter 11 Cases.

“Final Order” means an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the subject matter, as entered on the docket in any Chapter 11 Case or the docket of any court of competent jurisdiction, and as to which the time to appeal, or seek certiorari or move for a new trial, reargument, or rehearing has expired and no appeal or petition for certiorari or other proceedings for a new trial, reargument, or rehearing has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be timely filed has been withdrawn or resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought or the new trial, reargument, or rehearing shall have been denied, resulted in no stay pending appeal of such order, or has otherwise been dismissed with prejudice; provided, however, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed with respect to such order shall not preclude such order from being a Final Order.

“General Unsecured Claim” means any Claim that is not a/an: Administrative Claim; DIP Facility Claim; Professional Fee Claim; Priority Tax Claim; Secured Tax Claim; Other Priority Claim; Other Secured Claim; Intercompany Claim; Prepetition Debt Claim; or 510(b) Equity Claim.

“Governmental Unit” means a “governmental unit” as defined in section 101(27) of the Bankruptcy Code.

“Holder” means a Person or an Entity holding a Claim or Equity Interest, as the context requires.

“Impaired” means, when used in reference to a Claim or Equity Interest, a Claim or Equity Interest that is “impaired” within the meaning of section 1124 of the Bankruptcy Code.

“Indemnification Provisions” means, collectively, each of the provisions in place as of the Restructuring Support Agreement Effective Date (whether in bylaws, certificates of formation or incorporation, board resolutions, employment contracts or otherwise) whereby any Debtor agrees to indemnify, reimburse, provide contribution or advance fees and expenses to or for the benefit of, defend, exculpate, or limit the liability of, any Indemnified Party.

“Indemnified Parties” means each of the Debtors’ and their respective subsidiaries’ directors, officers, and managers in their respective capacities as such that served in such capacity on or after the Restructuring Support Agreement Effective Date and is not an Excluded Party.

“Insurance and Surety Contracts” means all insurance policies and all surety bonds and related agreements of indemnity that have been issued at any time to, or provide coverage to, any of the Debtors and all agreements, documents, or instruments relating thereto.

“Intercompany Claim” means any Claim against any of the Debtors held by another Debtor, other than an Administrative Claim.

“Intercompany Equity Interest” means direct and indirect Equity Interests in a Debtor (other than Parent) held by another Debtor.

“Lien” means a “lien” as defined in section 101(37) of the Bankruptcy Code, and, with respect to any property or asset, includes, without limitation, any mortgage, lien, pledge, charge, security interest or other encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such property or asset.

“Local Rules” means the Local Rules of Bankruptcy Practice and Procedure of the United States Bankruptcy Court for the Southern District of Texas.

“New Board” means the initial board of directors of Reorganized Parent to be put in place on and as of the Effective Date in accordance with the Restructuring Support Agreement. The members of the initial board of directors of Reorganized Parent, if known, shall be identified in the Plan Supplement.

“New Common Stock” means the new common stock of Reorganized Parent to be issued pursuant to this Plan and the Amended/New Corporate Governance Documents.

“New Common Stock Pool” means 100% of the New Common Stock issued and outstanding on the Effective Date. For the avoidance of doubt, from and after the Effective Date, the New Common Stock Pool shall be subject to dilution by the New MIP Equity.

“New Management Incentive Plan” has the meaning set forth in Article V.H of this Plan.

“New MIP Equity” means the New Common Stock or other equity interests issued from time to time pursuant to or in connection with the New Management Incentive Plan.

“New Registration Rights Agreement” means, if applicable, the registration rights agreement with respect to the New Common Stock, in substantially the form Filed with the Plan Supplement, which agreement shall contain terms and conditions which are acceptable to the Required Consenting Noteholders, in consultation with the Debtors.

“New Stockholders Agreement” means, if applicable, that certain stockholders agreement of Reorganized Parent, in a form substantially consistent with the term sheet Filed with the Plan Supplement, which agreement shall contain terms and conditions acceptable to the Required Consenting Noteholders, in consultation with the Debtors.

“Non-Debtor Releasing Parties” means, collectively, in each case in their capacities as such:

(a)	the Prepetition Credit Agreement Agent and the Prepetition Credit Agreement Lenders;

(b)	the DIP Agent;

(c)	the DIP Lenders;

(d)	the Prepetition Notes Indenture Trustee;

(e)	the Ad Hoc Noteholder Group and the members thereof;

(f)	the Consenting Noteholders;

(g)	the Delayed-Draw Commitment Parties;

(h)	the Distribution Agents;

(i)	each Exit Facility Agent;

(j)	the Exit Facility Lenders;

(k)	those Holders of Claims presumed to accept this Plan that do not affirmatively opt out of the Third Party Release;

(l)	the Holders of Claims and Old Parent Interests that vote to accept this Plan;

(m)	the Releasing Old Parent Interestholders; and

(n)	the Prepetition Noteholders that are not Consenting Noteholders and do not affirmatively opt out of the Third Party Release.

“Notice” has the meaning set forth in Article XII.K of this Plan.

“Notice of Non-Voting Status” means that form of notice sent to Holders of Claims and Equity Interests in Classes 1-4, 8, 10 and 12 notifying them of, among other things, their non-voting status and providing them with the opportunity to opt out of the Third Party Releases.

“Old Parent Interest” means the Equity Interests in Parent, as in existence immediately prior to the Effective Date.

“Other Priority Claim” means any Claim accorded priority in right of payment under section 507(a) of the Bankruptcy Code, other than a Priority Tax Claim, an Administrative Claim or a DIP Facility Claim.

“Other Secured Claim” means any Secured Claim other than an Administrative Claim, Secured Tax Claim, DIP Facility Claim, or Prepetition Credit Agreement Claim.

“Parent” means Superior Energy Services, Inc., as a debtor-in-possession in these Chapter 11 Cases.

“Parent GUC Recovery Cash Pool” means Cash in the aggregate amount equal to $125,000.

“Parent Subsidiary” means each direct and indirect, wholly-owned subsidiary of Parent.

“Person” means a “person” as defined in section 101(41) of the Bankruptcy Code and also includes any natural person, corporation, general or limited partnership, limited liability company, firm, trust, association, government, governmental agency or other Entity, whether acting in an individual, fiduciary or other capacity.

“Petition Date” means the date on which the Debtors commence the Chapter 11 Cases.

“Plan” means this First Amended Joint Prepackaged Plan of Reorganization for Superior Energy Services, Inc. and its Affiliate Debtors under Chapter 11 of the Bankruptcy Code, dated January 15, 2021, including the Exhibits and all supplements, appendices, and schedules thereto (including any appendices, exhibits, schedules, and supplements to this Plan that are contained in the Plan Supplement), either in its present form or as the same may be amended, supplemented, or modified from time to time.

“Plan Objection Deadline” means the date and time by which objections to Confirmation and Consummation of this Plan must be Filed with the Bankruptcy Court.

“Plan Schedule” means a schedule annexed to this Plan or an appendix to the Disclosure Statement (as amended, modified or otherwise supplemented from time to time).

“Plan Securities” has the meaning set forth in Article V.J of this Plan.

“Plan Securities and Documents” has the meaning set forth in Article V.J of this Plan.

“Plan Supplement” means, collectively, the compilation of term sheets, documents and forms of documents, and all exhibits, attachments, schedules, agreements, documents and instruments referred to therein, ancillary or otherwise, including, without limitation, the Exhibits and Plan Schedules, all of which are incorporated by reference into, and are an integral part of, this Plan, as all of the same may be amended, supplemented, or modified from time to time at any time prior to the Effective Date. The Plan Supplement shall be in form and substance reasonably acceptable to the Debtors and the Required Consenting Noteholders and shall be Filed initially with the Bankruptcy Court at least seven (7) days prior to the Confirmation Hearing.

“Prepetition Credit Agreement” means that certain Fifth Amended and Restated Credit Agreement, dated as of October 20, 2017, by and among SESI, L.L.C., as borrower, Parent, the Prepetition Credit Agreement Agent, and the Prepetition Credit Agreement Lenders, as amended, supplemented, or modified from time to time prior to the Petition Date.

“Prepetition Credit Agreement Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent under the Prepetition Credit Agreement.

“Prepetition Credit Agreement Claims” means any and all Claims arising from, under or in connection with the Prepetition Credit Agreement (including, without limitation, any and all “Rate Management Obligations,” “Specified Cash Management Obligations” and other “Obligations” as defined therein) or any other Prepetition Loan Document relating to the Prepetition Credit Agreement.

“Prepetition Credit Agreement Lenders” means the lenders party to the Prepetition Credit Agreement from time to time.

“Prepetition Credit Agreement Liens” means the Liens securing the Prepetition Credit Agreement Claims.

“Prepetition Debt Claims” means, collectively, the Prepetition Credit Agreement Claims and the Prepetition Notes Claims.

“Prepetition Debt Documents” means, collectively, the Prepetition Credit Agreement, the Prepetition Loan Documents, the Prepetition Notes and the Prepetition Notes Indentures.

“Prepetition Loan Documents” means the “Loan Documents” as defined in the Prepetition Credit Agreement, in each case as amended, supplemented, or modified from time to time prior to the Petition Date.

“Prepetition Noteholders” means, collectively, the record holders of and owners of beneficial interests in the Prepetition Notes.

“Prepetition Notes” means, collectively, those certain 7.125% senior unsecured notes due 2021 (the “2021 Notes”) and those certain 7.750% senior unsecured notes due 2024 (the “2024 Notes”) issued by SESI, L.L.C. pursuant to the applicable Prepetition Notes Indentures, in an aggregate principal amount of $1.30 billion.

“Prepetition Notes Claims” means any and all Claims arising from, under, or in connection with the Prepetition Notes, the Prepetition Notes Indentures or any document or agreement related to the Prepetition Notes or the Prepetition Notes Indentures.

“Prepetition Notes Indentures” means, collectively, (a) that certain Indenture, dated as of December 6, 2011, by and among SESI, L.L.C., as issuer, each of the guarantors party thereto from time to time, the Prepetition Notes Indenture Trustee, and the Prepetition Noteholders party thereto from time to time, governing the issuance of the 2021 Notes, and (b) that certain Indenture, dated as of August 17, 2017, by and among SESI, L.L.C., as issuer, each of the guarantors party thereto from time to time, the Prepetition Notes Indenture Trustee, and the Prepetition Noteholders party thereto from time to time, governing the issuance of the 2024 Notes, in each case as amended, restated, modified, supplemented, or replaced from time to time prior to the Petition Date.

“Prepetition Notes Indenture Trustee” means The Bank of New York Mellon Trust Company, N.A., solely in its capacity as indenture trustee and in each other capacity for which it serves under or in connection with the Prepetition Notes Indentures; provided that if the context requires only certain of the foregoing capacities, then only in such capacity(ies).

“Prepetition Notes Indenture Trustee Charging Lien” means any Lien or other priority in payment arising prior to the Effective Date to which the Prepetition Notes Indenture Trustee is entitled, pursuant to the Prepetition Notes Indentures, against distributions to be made to Holders of Allowed Prepetition Notes Claims for payment of any Prepetition Notes Indenture Trustee Fees and Expenses.

“Prepetition Notes Indenture Trustee Fees and Expenses” means the reasonable and documented compensation, fees, expenses, disbursements and indemnity claims incurred by the Prepetition Notes Indenture Trustee, including without limitation, attorneys’ and agents’ fees, expenses and disbursements, incurred by the Prepetition Notes Indenture Trustee, whether prior to or after the Petition Date and whether prior to or after consummation of this Plan, in each case to the extent payable or reimbursable under the Prepetition Notes Indentures.

“Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

“Pro Rata” means the proportion that an Allowed Claim or Allowed Equity Interest in a particular Class bears to the aggregate amount of Allowed Claims or Allowed Equity Interests in such Class.

“Professional” means any Person or Entity retained by the Debtors or the Committee in the Chapter 11 Cases pursuant to section 327, 328, 363, and/or 1103 of the Bankruptcy Code (other than an ordinary course professional).

“Professional Fee Claim” means a Claim for Accrued Professional Compensation under sections 328, 330, 331, or 503 of the Bankruptcy Code.

“Professional Fee Claim Reserve” means the reserve established and maintained in an amount reasonably determined by the Reorganized Debtors, in consultation with the Required Consenting Noteholders, from Cash on hand existing immediately prior to the Effective Date to pay in full in Cash the Professional Fee Claims incurred on or prior to the Effective Date, as and when such claims become Allowed; provided, however, that the Required Consenting Noteholders shall have the right to challenge the reasonableness of any such amount.

“Professional Fees Bar Date” means the Business Day that is forty-five (45) days after the Effective Date or such other date as approved by Final Order of the Bankruptcy Court.

“Regulation D” means Regulation D promulgated under the Securities Act.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Related Persons” means, with respect to any Person or Entity, such Person’s or Entity’s respective predecessors, successors, assigns and present and former Affiliates (whether by operation of law or otherwise) and subsidiaries, and each of their respective current and former officers, directors, principals, employees, shareholders, members (including ex officio members and managing members), managers, managed accounts or funds, management companies, fund advisors, advisory or subcommittee board members, partners, agents, financial advisors, attorneys, accountants, investment bankers, investment advisors, consultants, representatives, and other professionals, and any Person or Entity claiming by or through any of them, including such Related Persons’ respective heirs, executors, estates, servants, and nominees; provided, however, that no insurer of any Debtor shall constitute a Related Person.

“Release” means the release given by the Releasing Parties to the Released Parties as set forth in Article X.B hereof.

“Released Party” means, collectively:

(a)	the Debtors;

(b)	the Reorganized Debtors;

(c)	the Prepetition Credit Agreement Agent and the Prepetition Credit Agreement Lenders;

(d)	the DIP Agent;

(e)	the DIP Lenders;

(f)	the Prepetition Notes Indenture Trustee;

(g)	the Ad Hoc Noteholder Group and the members thereof in their capacities as such;

(h)	the Consenting Noteholders;

(i)	the Delayed-Draw Commitment Parties;

(j)	the Distribution Agents;

(k)	each Exit Facility Agent;

(l)	the Exit Facility Lenders;

(m)	the Releasing Old Parent Interestholders; and

(n)

with respect to each of the foregoing Persons and Entities in clauses (a) through (m), each such Person’s and Entity’s respective Related Persons, in each case solely in their capacity as such; provided, however, that the Released Parties shall not include any Excluded Parties.

“Releasing Old Parent Interestholder” means a Holder of an Old Parent Interest that does not affirmatively opt out of the Third Party Release, as provided on its Notice of Non-Voting Status.

“Releasing Party” has the meaning set forth in Article X.B hereof.

“Reorganization Steps Overview” means the description of the steps of the Restructuring Transactions, substantially in the form Filed with the Plan Supplement in form and substance reasonably acceptable to the Debtors and the Required Consenting Noteholders in the manner set forth in the Restructuring Support Agreement.

“Reorganized Debtors” means, subject to the Restructuring Transactions, the Debtors as reorganized pursuant to this Plan on or after the Effective Date, and their respective successors.

“Reorganized Parent” means, subject to the Restructuring Transactions, Superior Energy Services, Inc., as reorganized pursuant to this Plan on the Effective Date, and its successors.

“Required Consenting Noteholders” has the meaning set forth in the Restructuring Support Agreement.

“Restructuring Documents” means, collectively, the documents and agreements (and the exhibits, schedules, annexes and supplements thereto) necessary to implement, or entered into in connection with, this Plan, including, without limitation, the Plan Supplement, the Exhibits, the Plan Schedules, the Reorganization Steps Overview, the Equity Rights Offering Procedures, the Amended/New Corporate Governance Documents, the Exit Credit Agreements, and, in each case, all documents and agreements related thereto, all of which Restructuring Documents shall be in form and substance reasonably acceptable to the Debtors and the Required Consenting Noteholders in the manner set forth in the Restructuring Support Agreement.

“Restructuring Support Agreement” means that certain Amended and Restated Restructuring Support Agreement, dated as of December 4, 2020, by and among the Debtors and the Consenting Noteholders (as amended, supplemented or modified from time to time).

“Restructuring Support Agreement Effective Date” means September 29, 2020.

“Restructuring Term Sheet” means the term sheet attached as Exhibit A to the Restructuring Support Agreement.

“Restructuring Transactions” has the meaning ascribed thereto in Article V of this Plan.

“Retained Litigation Claims” means the claims, rights of action, suits or proceedings, whether in law, equity, or otherwise, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, that any Debtor or any Estate may hold against any Person or Entity, including, without limitation, the Causes of Action of the Debtors or their Estates, in each case solely to the extent of the Debtors’ or their Estates’ interest therein. A non-exclusive list of the Retained Litigation Claims held by the Debtors as of the Effective Date shall be Filed with the Plan Supplement, which shall be deemed to include any derivative actions filed against any Debtor as of the Effective Date.

“Schedules” means the schedules of assets and liabilities, schedules of Executory Contracts, and statement of financial affairs Filed by the Debtors pursuant to section 521 of the Bankruptcy Code and the applicable Bankruptcy Rules, as such Schedules may be amended, modified, or supplemented from time to time, if any such Schedules are required to be Filed by order of the Bankruptcy Court.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Claim” means a Claim that is secured by a Lien on property in which any of the Debtors’ Estates have an interest or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of the Claim holder’s interest in such Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code or, in the case of setoff, pursuant to section 553 of the Bankruptcy Code.

“Secured Tax Claim” means any Secured Claim which, absent its secured status, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code.

“Securities Act” means the Securities Act of 1933, 15 U.S.C. §§ 77c-77aa, as now in effect or hereafter amended, and the rules and regulations promulgated thereunder.

“Specified Employee Plans” has the meaning set forth in Article VI.G of this Plan.

“Stamp or Similar Tax” means any stamp tax, recording tax, conveyance fee, intangible or similar tax, mortgage tax, personal or real property tax, real estate transfer tax, sales tax, use tax, transaction privilege tax (including, without limitation, such taxes on prime contracting and owner-builder sales), privilege taxes (including, without limitation, privilege taxes on construction contracting with regard to speculative builders and owner builders), and other similar taxes or fees imposed or assessed by any Governmental Unit.

“Subscription Rights” means the right to participate in the Equity Rights Offering as set forth in the Equity Rights Offering Procedures.

“Third Party Release” has the meaning set forth in Article X.B hereof.

“Unexercised Equity Interests” means any and all unexercised options, performance, stock units, restricted stock units, restricted stock awards, warrants, calls, rights, puts, awards, commitments, or any other agreements, arrangements, or commitments of any character, kind, or nature to acquire, exchange for, or convert into an Old Parent Interest, as in existence immediately prior to the Effective Date.

“Unexpired Lease” means a lease to which any Debtor is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

“Unimpaired” means, with respect to a Class of Claims or Equity Interests, a Claim or an Equity Interest that is “unimpaired” within the meaning of section 1124 of the Bankruptcy Code.

“Unused Cash Reserve Amount” means the remaining Cash, if any, in the Professional Fee Claim Reserve after all obligations and liabilities for which such reserve was established are paid, satisfied, and discharged in full in Cash or are disallowed by Final Order in accordance with this Plan.

“Voting and Claims Agent” means Kurtzman Carson Consultants LLC, in its capacity as solicitation, notice, claims and balloting agent for the Debtors.

“Voting Classes” means Classes 5, 6 and 7.

“Voting Deadline” means the date and time, as such date and time may be extended, by which all Ballots must be received by the Voting and Claims Agent in accordance with the Disclosure Statement Interim Order.

“Voting Record Date” means the date for determining which Holders of Claims in the Voting Classes are entitled, as applicable, to receive the Disclosure Statement and to vote to accept or reject this Plan, which date is December 3, 2020.

ARTICLE II.

ADMINISTRATIVE, DIP FACILITY, AND PRIORITY TAX CLAIMS

A.	Administrative Claims

Subject to sub-paragraph 1 below, on the later of the Effective Date or the date on which an Administrative Claim becomes an Allowed Administrative Claim, or, in each such case, as soon as practicable thereafter, each Holder of an Allowed Administrative Claim (other than an Allowed Professional Fee Claim) shall receive, in full satisfaction, settlement, discharge and release of, and in exchange for, such Claim either (i) Cash equal to the amount of such Allowed Administrative Claim; or (ii) such other less favorable treatment as to which the Debtors (with the consent of the Required Consenting Noteholders) or Reorganized Debtors, as applicable, and the Holder of such Allowed Administrative Claim shall have agreed upon in writing; provided, however, that Administrative Claims incurred by any Debtor in the ordinary course of business may be paid in the ordinary course of business following the occurrence of the Effective Date by the applicable Reorganized Debtor in accordance with such applicable terms and conditions relating thereto without further notice to or order of the Bankruptcy Court.

1.	Professional Fee Claims

Professionals or other Entities asserting a Professional Fee Claim for services rendered before the Effective Date must File and serve on counsel to the Reorganized Debtors, counsel to the Ad Hoc Noteholder Group and such other Entities who are designated in the Confirmation Order an application for final allowance of such Professional Fee Claim no later than the Professional Fees Bar Date; provided that no application or notice to or order of the Bankruptcy Court shall be required in order for the Reorganized Debtors to pay Professionals for any work performed after the Effective Date, including those reasonable and documented fees and expenses incurred by Professionals in connection with the implementation and consummation of this Plan.

Objections to any Professional Fee Claim must be Filed and served on counsel to the Reorganized Debtors, counsel to the Ad Hoc Noteholder Group and the requesting party by no later than twenty-one (21) days after the Filing of the applicable final request for payment of the Professional Fee Claim. Each Holder of an Allowed Professional Fee Claim shall be paid in full in Cash by the Reorganized Debtors, first from the Professional Fee Claim Reserve, within five (5) Business Days after entry of the order approving such Allowed Professional Fee Claim. The Reorganized Debtors shall not commingle any funds contained in the Professional Fee Claim Reserve and shall use such funds to pay only the Professional Fee Claims, as and when allowed by order of the Bankruptcy Court. Notwithstanding anything to the contrary contained in this Plan, the failure of the Professional Fee Claim Reserve to satisfy in full the Professional Fee Claims shall not, in any way, operate or be construed as a cap or limitation on the amount of Professional Fee Claims due and payable by the Reorganized Debtors. The Professional Fee Claim Reserve shall be maintained in trust for the Professionals and shall not be considered property of the Debtors’ Estates; provided that the Reorganized Debtors shall have a reversionary interest in the

Unused Cash Reserve Amount. To the extent that funds held in the Professional Fee Claim Reserve do not or are unable to satisfy the full amount of the Allowed Professional Fee Claims, such Professionals shall have an Allowed Administrative Claim for any such deficiency, which shall be satisfied in full in Cash in accordance with Article II.A of this Plan.

B.	DIP Super-Priority Claims

The DIP Super-Priority Claims shall be Allowed in the full amount due and owing under the DIP Documents, including all principal, accrued and accruing postpetition interest, costs, fees and expenses. On the Effective Date, the Allowed DIP Super-Priority Claims shall, in full satisfaction, settlement, discharge and release of, and in exchange for such the DIP Super-Priority Claims, be indefeasibly paid in full in Cash from the proceeds of each Exit Facility, and the DIP Liens shall be deemed discharged, released, and terminated for all purposes without further action of or by any Person or Entity, or shall be deemed by the Confirmation Order to continue so as to secure the Exit Facility, as the case may be; provided that the DIP Contingent Obligations shall survive the Effective Date on an unsecured basis and shall be paid by the Reorganized Debtors as and when due, provided further that any Allowed DIP Super-Priority Claims related to letters of credit issued and outstanding as of the Effective Date, or to cash management obligations or hedging obligations in existence on the Effective Date, may be deemed outstanding under the Exit ABL Facility or receive such other treatment as may be acceptable to the Debtors, the DIP Agent and the Required Consenting Noteholders.

C.	Priority Tax Claims

Subject to Article VIII hereof, on the Effective Date or as soon as reasonably practicable thereafter, each Holder of an Allowed Priority Tax Claim shall receive in full satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Priority Tax Claim, at the election of the Debtors or Reorganized Debtors, as applicable: (i) Cash equal to the amount of such Allowed Priority Tax Claim; (ii) such other less favorable treatment as to which the Debtors (with the consent of the Required Consenting Noteholders) or Reorganized Debtors, as applicable, and the Holder of such Allowed Priority Tax Claim have agreed upon in writing; (iii) such other treatment such that it shall not be Impaired pursuant to section 1124 of the Bankruptcy Code; or (iv) pursuant to and in accordance with sections 1129(a)(9)(C) and 1129(a)(9)(D) of the Bankruptcy Code, Cash in an aggregate amount of such Allowed Priority Tax Claim payable in regular installment payments over a period ending not more than five (5) years after the Petition Date, plus simple interest at the rate required by applicable non-bankruptcy law on any outstanding balance from the Effective Date, or such lesser rate as is agreed to in writing by a particular taxing authority and the Debtors or Reorganized Debtors, as applicable, pursuant to section 1129(a)(9)(C) of the Bankruptcy Code; provided, however, that Priority Tax Claims incurred by any Debtor in the ordinary course of business may be paid in the ordinary course of business following the occurrence of the Effective Date by the applicable Reorganized Debtor in accordance with such applicable terms and conditions relating thereto without further notice to or order of the Bankruptcy Court. Any installment payments to be made under clause (iii) or (iv) above shall be made in equal quarterly Cash payments beginning on the Effective Date (or as soon as reasonably practicable thereafter), and continuing on a quarterly basis until payment in full of the applicable Allowed Priority Tax Claim.

ARTICLE III.

CLASSIFICATION AND TREATMENT

OF CLASSIFIED CLAIMS AND EQUITY INTERESTS

A.	Summary

This Plan constitutes a separate plan of reorganization for each Debtor. All Claims and Equity Interests, except Administrative Claims, DIP Super-Priority Claims, and Priority Tax Claims, are placed in the Classes set forth below. For all purposes under this Plan, each Class shall contain sub-Classes for each of the Debtors (i.e., there shall be twelve (12) Classes for each Debtor); provided, that any Class that is vacant as to a particular Debtor shall be treated in accordance with Article III.D below.

The categories of Claims and Equity Interests listed below classify Claims and Equity Interests for all purposes, including, without limitation, for voting, confirmation and distribution pursuant hereto and pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code. This Plan deems a Claim or Equity Interest to be classified in a particular Class only to the extent that the Claim or Equity Interest qualifies within the description of that Class and shall be deemed classified in a different Class to the extent that any remaining portion of such Claim or Equity Interest qualifies within the description of such different Class. A Claim or Equity Interest is in a particular Class only to the extent that any such Claim or Equity Interest is Allowed in that Class and has not been paid, released, disallowed or otherwise settled prior to the Effective Date.

Summary of Classification and Treatment of Classified Claims and Equity Interests

Class	Claim/Equity Interest	Status	Voting Rights

1.	Other Priority Claims	Unimpaired	Presumed to Accept

2.	Other Secured Claims	Unimpaired	Presumed to Accept

3.	Secured Tax Claims	Unimpaired	Presumed to Accept

4.	Prepetition Credit Agreement Claims	Unimpaired	Presumed to Accept

5.	Prepetition Notes Claims Against Parent	Impaired	Entitled to Vote

6.	General Unsecured Claims Against Parent	Impaired	Entitled to Vote

7.	Prepetition Notes Claims Against Affiliate Debtors	Impaired	Entitled to Vote

8.	General Unsecured Claims Against Affiliate Debtors	Unimpaired	Presumed to Accept

Class	Claim/Equity Interest	Status	Voting Rights

9.	Intercompany Claims	Unimpaired	Presumed to Accept

10.	Old Parent Interests	Impaired	Deemed to Reject

11.	Intercompany Equity Interests	Unimpaired	Presumed to Accept

12.	510(b) Equity Claims	Impaired	Deemed to Reject

B.	Classification and Treatment of Claims and Equity Interests

1.	Class 1 – Other Priority Claims

(a)	Classification: Class 1 consists of the Other Priority Claims.

(b)

Treatment: Subject to Article VIII hereof, on the Effective Date or as soon as reasonably practicable thereafter, each Holder of an Allowed Class 1 Claim shall receive in full and final satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Class 1 Claim, at the election of the Debtors or Reorganized Debtors, as applicable (with the consent of the Required Consenting Noteholders): (A) Cash equal to the amount of such Allowed Class 1 Claim; (B) such other less favorable treatment as to which the Debtors or Reorganized Debtors, as applicable, and the Holder of such Allowed Class 1 Claim shall have agreed upon in writing; or (C) such other treatment such that it shall not be impaired pursuant to section 1124 of the Bankruptcy Code; provided, however, that Class 1 Claims incurred by any Debtor in the ordinary course of business may be paid in the ordinary course of business following the occurrence of the Effective Date by the applicable Reorganized Debtor in accordance with the terms and conditions of any agreements relating thereto without further notice to or order of the Bankruptcy Court.

(c)

Voting: Class 1 is an Unimpaired Class, and the Holders of Claims in Class 1 are conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 1 are not entitled to vote to accept or reject this Plan. Holders of Claims in Class 1 will be provided a Notice of Non-Voting Status solely for purposes of affirmatively opting-out of the Third Party Releases.

2.	Class 2 – Other Secured Claims

(a)	Classification: Class 2 consists of the Other Secured Claims. Class 2 consists of separate subclasses for each Other Secured Claim.

(b)

Treatment: Subject to Article VIII hereof, on the Effective Date or as soon as reasonably practicable thereafter, each Holder of an Allowed Class 2 Claim shall receive in full and final satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Class 2 Claim, at the election of the Debtors or Reorganized Debtors, as applicable (with the consent of the Required Consenting Noteholders in the manner set forth in the Restructuring Support Agreement): (A) Cash equal to the amount of such Allowed Class 2 Claim; (B) such other less favorable treatment as to which the Debtors or Reorganized Debtors, as applicable, and the Holder of such Allowed Class 2 Claim shall have agreed upon in writing; (C) the Collateral securing such Allowed Class 2 Claim; or (D) such other treatment such that it shall not be impaired pursuant to section 1124 of the Bankruptcy Code; provided, however, that Class 2 Claims incurred by any Debtor in the ordinary course of business may be paid in the ordinary course of business following the occurrence of the Effective Date by the applicable Reorganized Debtor in accordance with the terms and conditions of any agreements relating thereto without further notice to or order of the Bankruptcy Court.

(c)

Voting: Class 2 is an Unimpaired Class, and the Holders of Claims in Class 2 are conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 2 are not entitled to vote to accept or reject this Plan. Holders of Claims in Class 2 will be provided a Notice of Non-Voting Status solely for purposes of affirmatively opting-out of the Third Party Releases.

3.	Class 3 – Secured Tax Claims

(a)	Classification: Class 3 consists of the Secured Tax Claims.

(b)

Treatment: Subject to Article VIII hereof, on the Effective Date or as soon as reasonably practicable thereafter, each Holder of an Allowed Class 3 Claim shall receive in full and final satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Class 3 Claim, at the election of the Debtors or Reorganized Debtors, as applicable (with the consent of the Required Consenting Noteholders in the manner set forth in the Restructuring Support Agreement): (A) Cash equal to the amount of such Allowed Class 3 Claim; (B) such other less favorable treatment as to which the Debtors or Reorganized Debtors, as applicable, and the Holder of such Allowed Class 3 Claim shall have agreed upon in writing; (C) the Collateral securing such Allowed Class 3 Claim; (D) such other treatment such that it shall not be impaired pursuant to section 1124 of the Bankruptcy Code; or (E) pursuant to and in accordance with sections 1129(a)(9)(C) and 1129(a)(9)(D) of the Bankruptcy Code, Cash in an aggregate amount of such Allowed Class 3 Claim payable in regular installment payments over a period ending not more than five (5) years after the Petition Date, plus simple interest at the rate required by applicable non-bankruptcy law on any outstanding balance from the Effective Date, or such lesser rate as is agreed to in writing by a particular taxing authority and the Debtors or Reorganized Debtors, as applicable, pursuant to section 1129(a)(9)(C) of the Bankruptcy Code; provided, however, that Class 3 Claims incurred by any Debtor in the ordinary course of business may be paid in the ordinary course of business following the occurrence of the Effective Date by the applicable Reorganized Debtor in accordance with such applicable terms and conditions relating thereto without further notice to or order of the Bankruptcy Court. Any installment payments to be made under clause (D) or (E) above shall be made in equal quarterly Cash payments beginning on the Effective Date (or as soon as reasonably practicable thereafter), and continuing on a quarterly basis until payment in full of the applicable Allowed Class 3 Claim.

(c)

Voting: Class 3 is an Unimpaired Class, and the Holders of Claims in Class 3 shall be conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Claims in Class 3 are not entitled to vote to accept or reject this Plan. Holders of Claims in Class 3 will be provided a Notice of Non-Voting Status solely for purposes of affirmatively opting out of the Third Party Releases.

4.	Class 4 – Prepetition Credit Agreement Claims

(a)	Classification: Class 4 consists of the Prepetition Credit Agreement Claims.

(b)	Allowance: The Prepetition Credit Agreement Claims are deemed Allowed in the aggregate principal amount of $47,357,275, plus accrued and unpaid interest thereon.

(c)

Treatment: On the Effective Date, the Allowed Prepetition Credit Agreement Claims, other than Prepetition Credit Agreement Claims related to any outstanding letters of credit, shall, in full and final satisfaction, settlement, discharge and release of, and in exchange for, such Claims, be indefeasibly paid in full in Cash. To the extent any Prepetition Credit Agreement Claims related to letters of credit issued and outstanding, cash management obligations, or hedging obligations, in each case, as of the Effective Date under the Prepetition Credit Agreement, have not been deemed outstanding under the DIP Facility pursuant to the DIP Orders, such Claims shall in full and final satisfaction, settlement, discharge and release of, and in exchange for, such Claims either be (i) in the case of Claims in respect of letters of credit, 105% cash collateralized, (ii) be deemed outstanding under the Exit ABL Facility, or (iii) receive such other treatment as may be acceptable to the Debtors, the Prepetition Credit Agreement Agent, the Issuing Lenders if applicable (as defined in the Prepetition Credit Agreement) and the Required Consenting Noteholders.

(d)

Voting: Class 4 is an Unimpaired Class, and the Holders of Claims in Class 4 shall be conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Claims in Class 4 are not entitled to vote to accept or reject this Plan. Holders of Claims in Class 4 will be provided a Notice of Non-Voting Status solely for purposes of affirmatively opting out of the Third Party Releases

5.	Class 5 – Prepetition Notes Claims Against Parent

(a)	Classification: Class 5 consists of the Prepetition Notes Claims against Parent only.

(b)	Allowance: The Prepetition Notes Claims against Parent are deemed Allowed in the aggregate principal amount of $1.30 billion, plus accrued and unpaid interest thereon, consisting of:

(i)	$800 million in aggregate principal amount, plus accrued and unpaid interest on account of the 2021 Notes; and

(ii)	$500 million in aggregate principal amount, plus accrued and unpaid interest on account of the 2024 Notes.

(c)

Treatment: On, or as soon as reasonably practicable after, the Effective Date, each Holder of an Allowed Prepetition Notes Claim against Parent shall receive, in full satisfaction, settlement, discharge and release of, and in exchange for, such Claim, its Pro Rata share (calculated together with the Claims in Class 6) of the Parent GUC Recovery Cash Pool; provided that the Holders of the Prepetition Notes Claims against Parent shall waive any distribution from the Parent GUC Recovery Cash Pool.

(d)	Voting: Class 5 is Impaired, and Holders of Claims in Class 5 are entitled to vote to accept or reject this Plan.

The foregoing is offered to Class 5 solely for settlement purposes under Rule 408 of the Federal Rules of Evidence and analogous state law, and such settlement is conditioned on the Bankruptcy Court confirming this Plan and the occurrence of the Effective Date.

6.	Class 6 – General Unsecured Claims Against Parent

(a)	Classification: Class 6 consists of the General Unsecured Claims against Parent only.

(b)

Treatment: Subject to Article VIII hereof, on, or as soon as reasonably practicable after, the Effective Date, each Holder of an Allowed General Unsecured Claim against Parent shall receive, in full satisfaction, settlement, discharge and release of, and in exchange for, such Claim, its Pro Rata share (calculated together with the Claims in Class 5) of the Parent GUC Recovery Cash Pool.

(c)	Voting: Class 6 is Impaired, and Holders of Claims in Class 6 are entitled to vote to accept or reject this Plan.

The foregoing is offered to Class 6 solely for settlement purposes under Rule 408 of the Federal Rules of Evidence and analogous state law, and such settlement is conditioned on the Bankruptcy Court confirming this Plan and the occurrence of the Effective Date.

7.	Class 7 – Prepetition Notes Claims Against Affiliate Debtors

(a)	Classification: Class 7 consists of the Prepetition Notes Claims against any Affiliate Debtor.

(b)	Allowance: The Prepetition Notes Claims against any Affiliate Debtor are deemed Allowed in the aggregate principal amount of $1.30 billion, plus accrued and unpaid interest thereon, consisting of:

(i)	$800 million in aggregate principal amount, plus accrued and unpaid interest on account of the 2021 Notes; and

(ii)	$500 million in aggregate principal amount, plus accrued and unpaid interest on account of the 2024 Notes.

(c)

Treatment: On the Effective Date or as soon as reasonably practicable thereafter, each Holder of an Allowed Prepetition Notes Claim against any Affiliate Debtor shall receive, in full and final satisfaction, settlement, discharge and release of, and in exchange for, such Claim, its Pro Rata share of:

(i)	the Cash Payout, or

(ii)

solely to the extent that such Holder timely and validly elects to be a Cash Opt-Out Noteholder on the Ballot provided to such Holder or such other means acceptable to the Debtors, with the consent of the Required Consenting Noteholders, or is otherwise deemed to be a Cash Opt-Out Noteholder, (A) 100% of the New Common Stock Pool, subject to dilution from and after the Effective Date on account of the New MIP Equity, and (B), to the extent such Holder is an Accredited Cash Opt-Out Noteholder, Subscription Rights.

In order to opt out of the Cash Payout with respect to all or any portion of its Allowed Prepetition Notes Claim, such applicable Prepetition Noteholder will be required to tender the underlying Prepetition Notes into a contra-CUSIP pursuant to DTC’s ATOP procedures at the time such Holder submits its Ballot or such later date acceptable to the Debtors, with the consent of the Required Consenting Noteholders, and Prepetition Notes that are tendered into the contra-CUSIP may no longer be transferable.

Notwithstanding anything to the contrary herein, the Cash Payout is contingent upon the consummation of the Equity Rights Offering, and in the event that the Equity Rights Offering is not consummated, no Cash Payout will be distributed to any Holder of an Allowed Prepetition Notes Claim and each Holder of Allowed Prepetition Notes Claims shall receive the distribution set forth in subsection (ii) above, regardless of whether such Holder timely and validly elected to be a Cash Opt-Out Noteholder.

Voting: Class 7 is Impaired, and Holders of Claims in Class 7 are entitled to vote to accept or reject this Plan.

8.	Class 8 – General Unsecured Claims Against Affiliate Debtors

(a)	Classification: Class 8 consists of the General Unsecured Claims against any Affiliate Debtor.

(b)

Treatment: The legal, equitable, and contractual rights of the holders of General Unsecured Claims against any Affiliate Debtor are unaltered by this Plan. Except to the extent that a holder of a General Unsecured Claim against any Affiliate Debtor agrees to a different treatment, on and after the Effective Date, the Debtors shall continue to pay (if Allowed) or dispute each General Unsecured Claim against any Affiliate Debtor in the ordinary course of business in accordance with applicable law.

(c)

Voting: Class 8 is an Unimpaired Class, and the Holders of Claims in Class 8 are conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 8 are not entitled to vote to accept or reject this Plan. Holders of Claims in Class 8 will be provided a Notice of Non-Voting Status solely for purposes of affirmatively opting out of the Third Party Releases.

9.	Class 9 – Intercompany Claims

(a)	Classification: Class 9 consists of the Intercompany Claims.

(b)

Treatment: Subject to the Restructuring Transactions, the Intercompany Claims shall be adjusted, reinstated, compromised, or cancelled in such manner as is acceptable to the Required Consenting Noteholders, in consultation with the Debtors.

(c)

Voting: Class 9 is an Unimpaired Class and the Holders of Claims in Class 9 are conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 9 are not entitled to vote to accept or reject this Plan.

10.	Class 10 – Old Parent Interests

(a)	Classification: Class 10 consists of the Old Parent Interests.

(b)	Treatment: The Old Parent Interests shall be discharged and terminated on and as of the Effective Date without any distribution or retaining any property on account of such Equity Interests.

(c)

Voting: Class 10 is an Impaired Class and the Holders of Old Parent Interests in Class 10 are conclusively deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, the Holders of Old Parent Interests in Class 10 are not entitled to vote to accept or reject this Plan. Holders of Old Parent Interests in Class 10 will be provided a Notice of Non-Voting Status solely for purposes of affirmatively opting out of the Third Party Releases.

11.	Class 11 – Intercompany Equity Interests

(a)	Classification: Class 11 consists of Intercompany Equity Interests.

(b)

Treatment: Subject to the Restructuring Transactions, the Intercompany Equity Interests shall remain effective and outstanding on the Effective Date and shall be owned and held by the same applicable Person or Entity that held and/or owned such Intercompany Equity Interests immediately prior to the Effective Date.

(c)

Voting: Class 11 is an Unimpaired Class and the Holders of Equity Interests in Class 11 are conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Equity Interests in Class 11 are not entitled to vote to accept or reject this Plan.

12.	Class 12 – 510(b) Equity Claims

(a)	Classification: Class 12 consists of the 510(b) Equity Claims.

(b)	Treatment: The 510(b) Equity Claims shall be discharged and terminated on and as of the Effective Date without any distribution or retaining any property on account of such Claims.

(c)

Voting: Class 12 is an Impaired Class and the Holders of Claims in Class 12 are conclusively deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 12 are not entitled to vote to accept or reject this Plan. Holders of Claims in Class 12 will be provided a Notice of Non-Voting Status solely for purposes of affirmatively opting out of the Third Party Releases.

C.	Special Provision Governing Unimpaired Claims

Except as otherwise provided herein, nothing under this Plan shall affect or limit the Debtors’ or the Reorganized Debtors’ rights and defenses (whether legal or equitable) in respect of any Unimpaired Claims, including, without limitation, all rights in respect of legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claims.

D.	Elimination of Vacant Classes

Any Class of Claims that is not occupied as of the commencement of the Confirmation Hearing by an Allowed Claim or a claim temporarily allowed under Bankruptcy Rule 3018, or as to which no vote is cast, shall be deemed eliminated from this Plan for purposes of voting to accept or reject this Plan and for purposes of determining acceptance or rejection of this Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

ARTICLE IV.

ACCEPTANCE OR REJECTION OF THE PLAN

A.	Presumed Acceptance of Plan

Classes 1-4, 8, 9 and 11 are Unimpaired under this Plan. Therefore, the Holders of Claims or Equity Interests in such Classes are conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code and are not entitled to vote to accept or reject this Plan.

B.	Deemed Rejection of Plan

Classes 10 and 12 are Impaired and Holders of Old Parent Interests and 510(b) Equity Claims in Classes 10 and 12, respectively, are not entitled to receive or retain any property under this Plan. Accordingly, under section 1126(g) of the Bankruptcy Code, the votes of Holders of Old Parent Interests and 510(b) Equity Claims shall not be solicited, and such Holders are deemed to reject this Plan.

C.	Voting Classes

Classes 5, 6, and 7 are Impaired and entitled to vote under this Plan. The Holders of Claims in Classes 5, 6 and 7 as of the Voting Record Date are entitled to vote to accept or reject this Plan.

D.	Acceptance by Impaired Class of Claims

Pursuant to section 1126(c) of the Bankruptcy Code and except as otherwise provided in section 1126(e) of the Bankruptcy Code, an Impaired Class of Claims has accepted this Plan if the Holders of at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the Allowed Claims in such Class actually voting have voted to accept this Plan.

E.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code; Cram Down

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of this Plan by Class 5 or Class 7. The Debtors request confirmation of this Plan under section 1129(b) of the Bankruptcy Code with respect to any Impaired Class that does not accept this Plan pursuant to section 1126 of the Bankruptcy Code. The Debtors reserve the right, in accordance with the terms of the Restructuring Support Agreement, to modify this Plan or any Exhibit or Plan Schedule in order to satisfy the requirements of section 1129(b) of the Bankruptcy Code, if necessary.

F.	Votes Solicited in Good Faith

The Debtors have, and upon the Confirmation Date shall be deemed to have, solicited votes on this Plan from the Voting Classes in good faith and in compliance with the applicable provisions of the Bankruptcy Code, including, without limitation, sections 1125 and 1126 of the Bankruptcy Code, and any applicable non-bankruptcy law, rule, or regulation governing the adequacy of disclosure in connection with the solicitation. Accordingly, the Debtors, the Reorganized Debtors, and each of their respective Related Parties shall be entitled to, and upon the Confirmation Date are hereby granted, the protections of section 1125(e) of the Bankruptcy Code.

ARTICLE V.

MEANS FOR IMPLEMENTATION OF THE PLAN

A.	Restructuring Transactions

Without limiting any rights and remedies of the Debtors or Reorganized Debtors under this Plan or applicable law, but in all cases subject to the terms and conditions of the Restructuring Support Agreement and the Restructuring Documents and any consents or approvals required thereunder, the entry of the Confirmation Order shall constitute authorization for the Reorganized Debtors to take, or to cause to be taken, all reasonable actions necessary or appropriate to consummate and implement the provisions of this Plan, including but not limited to the actions set forth in the Reorganization Steps Overview, on and after the Confirmation Date, including such reasonable actions set forth in the Reorganization Steps Overview as may be necessary or appropriate to effectuate a corporate restructuring of their respective businesses, to otherwise simplify the overall corporate structure of the Reorganized Debtors, or to reincorporate certain of the Debtors under the laws of jurisdictions other than the laws of which the applicable Debtors are presently formed or incorporated. Such restructuring may include one or more mergers, amalgamations, consolidations, restructures, dispositions, liquidations, dissolutions, or creations of one or more new Entities, as may be reasonably determined by the Debtors or Reorganized Debtors to be necessary or appropriate (with the consent of the Required Consenting Noteholders), set forth in the steps described in the Reorganization Steps Overview, but in all cases subject to the terms and conditions of this Plan, the Restructuring Documents, the Restructuring Support Agreement, and any consents or approvals required hereunder or thereunder (collectively, the “Restructuring Transactions”).

All such Restructuring Transactions taken, or caused to be taken, shall be deemed to have been authorized and approved by the Bankruptcy Court upon the entry of the Confirmation Order. The actions to effectuate the Restructuring Transactions may include: (i) the execution and delivery of appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, disposition, liquidation, or dissolution containing terms that are consistent with the terms of this Plan and that satisfy the applicable requirements of applicable state law and such other terms to which the applicable Entities may agree; (ii) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, duty, or obligation on terms consistent with the terms of this Plan and having such other terms to which the applicable Entities may agree; (iii) the filing of appropriate certificates or articles of merger, amalgamation, consolidation, or dissolution pursuant to applicable state law; (iv) the creation of one or more new Entities; and (v) all other actions that the applicable Entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable state law in connection with such transactions, in each case in form and substance reasonably acceptable to the Required Consenting Noteholders and to the extent necessary to implement this Plan or as set forth in the Reorganization Steps Overview, and in all cases subject to the terms and conditions of the Restructuring Support Agreement, this Plan and the Restructuring Documents and any consents or approvals required thereunder.

B.	Continued Corporate Existence

Subject to the Restructuring Transactions permitted by Article V.Article V of this Plan, after the Effective Date, the Reorganized Debtors shall continue to exist as separate legal Entities in accordance with the applicable law in the respective jurisdiction in which they are incorporated or formed and pursuant to their respective certificates or articles of incorporation and by-laws, or other applicable corporate governance documents, in effect immediately prior to the Effective Date, except to the extent such certificates or articles of incorporation and by-laws, or other applicable corporate governance documents, are amended, restated or otherwise modified under this Plan (subject to such amendment, restatement, or replacement being in accordance with applicable law of the Debtor’s jurisdiction of incorporation), including pursuant to the Amended/New Corporate Governance Documents, in each case in form and substance reasonably acceptable to the Required Consenting Noteholders. Notwithstanding anything to the contrary herein, the Claims against a particular Debtor or Reorganized Debtor shall remain the obligations solely of such Debtor or Reorganized Debtor and shall not become obligations of any other Debtor or Reorganized Debtor solely by virtue of this Plan or the Chapter 11 Cases.

C.	Vesting of Assets in the Reorganized Debtors Free and Clear of Liens and Claims

Except as otherwise expressly provided in this Plan, the Confirmation Order, or any Restructuring Document, pursuant to sections 1123(a)(5), 1123(b)(3), 1141(b) and (c) and other applicable provisions of the Bankruptcy Code, on and after the Effective Date, all property and assets of the Estates of the Debtors, including all claims, rights, and Retained Litigation Claims of the Debtors, and any other assets or property acquired by the Debtors or the Reorganized Debtors during the Chapter 11 Cases or under or in connection with this Plan (other than the Claims or Causes of Action subject to the Debtor Release, Professional Fee Claim Reserve and any rejected Executory Contracts and/or Unexpired Leases), shall vest in each of the Reorganized Debtors free and clear of all Claims, Liens, charges, and other encumbrances, subject to the Liens which survive the occurrence of the Effective Date as described in Article III of this Plan (including, without limitation, the Liens that secure the Exit Facilities). On and after the Effective Date, each of the Reorganized Debtors may (i) operate their respective businesses, (ii) use, acquire, and dispose of their respective property and (iii) compromise or settle any Claims, in each case without notice to, supervision of or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules, other than restrictions expressly imposed by this Plan or the Confirmation Order.

D.	Exit Facility Loan Documents

On the Effective Date, the Debtors and the Reorganized Debtors, as applicable, shall be authorized to execute and deliver, and to consummate the transactions contemplated by, the Exit Facility Loan Documents, in each case in form and substance acceptable to the Required Consenting Noteholders in the manner set forth in the Restructuring Support Agreement and, in the case of an Exit DDTL Facility, the Delayed-Draw Term Loan Commitment Letter and to the applicable Exit Facility Lenders and without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person or Entity (other than as expressly required by the applicable Exit Facility Loan Documents or as set forth as conditions precedent in the DIP Facility). On the Effective Date, each Exit Facility Loan Document shall constitute legal, valid, binding and authorized indebtedness and obligations of the Reorganized Debtors party thereto, enforceable in accordance with its respective terms and such indebtedness and obligations shall not be, and shall not be deemed to be, enjoined or subject to discharge, impairment, release or avoidance under this Plan, the Confirmation Order or on account of the Confirmation or Consummation of this Plan.

E.	New Common Stock; Book Entry

On the Effective Date, subject to the terms and conditions of this Plan and the Restructuring Transactions and as described more fully in the Reorganization Steps Overview, Reorganized Parent shall issue the New Common Stock pursuant to this Plan and the Amended/New Corporate Governance Documents. For the avoidance of doubt, no distributions shall be made to Holders of Unexercised Equity Interests under this Plan, and any such Unexercised Equity Interests shall be deemed automatically terminated and cancelled as of the Effective Date.

Distributions of the New Common Stock may be made by delivery or book-entry transfer thereof by the applicable Distribution Agent in accordance with this Plan and the Amended/New Corporate Governance Documents. Upon the Effective Date, after giving effect to the transactions contemplated hereby, the authorized share capital or other equity securities of Reorganized Parent shall be that number of shares of New Common Stock as may be designated in the Amended/New Corporate Governance Documents.

F.	Listing of New Securities; SEC Reporting

Prior to the Effective Date, the Required Consenting Noteholders shall determine, in consultation with the Debtors, whether to list the New Common Stock for trading on the New York Stock Exchange, the NASDAQ Capital Market, the NASDAQ Global Market, or any other national securities exchange selected by the Required Consenting Noteholders and reasonably acceptable to the Debtors, with such listing, if any, to be effective on, or as soon as reasonably practicable after, the Effective Date.

The Required Consenting Noteholders, in consultation with the Debtors, shall determine whether the Reorganized Debtors shall maintain their current status and continue as a public reporting company under applicable U.S. securities laws and shall continue to file annual, quarterly and current reports in accordance with the Exchange Act, as amended, and the rules and regulations promulgated thereunder.

G.	New Stockholders Agreement; New Registration Rights Agreement

Subject to the Restructuring Transactions permitted by Article V.A of this Plan, on the Effective Date, Reorganized Parent shall enter into, if applicable, the New Stockholders Agreement and, if applicable, the New Registration Rights Agreement, each of which shall become effective and binding in accordance with its terms and conditions upon the parties thereto, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person or Entity (other than as expressly required by the New Stockholders Agreement and the New Registration Rights Agreement, as applicable).

On and as of the Effective Date, all of the Holders of New Common Stock shall be deemed to be parties to the New Stockholders Agreement, if any, without the need for execution by such Holder. The New Stockholders Agreement, if any, shall be binding on all Persons or Entities receiving, and all Holders of, the New Common Stock (and their respective successors and assigns), whether such New Common Stock is received or to be received on or after the Effective Date and regardless of whether such Person or Entity executes or delivers a signature page to the New Stockholders Agreement.

H.	New Management Incentive Plan

The New Board shall be authorized to implement a management incentive plan (the “New Management Incentive Plan”) that provides for the issuance of options and/or other equity-based compensation to the management and directors of Reorganized Parent. Up to ten percent (10%) of the New Common Stock, on a fully diluted basis, shall be reserved for issuance in connection with the New Management Incentive Plan, with the actual amount to be reserved as determined by the New Board. The participants in the New Management Incentive Plan, the allocations and form of the options and other equity-based compensation to such participants (including the amount of allocations and the timing of the grant of the options and other equity-based compensation), and the terms and conditions of such options and other equity-based compensation (including vesting, exercise prices, base values, hurdles, forfeiture, repurchase rights and transferability) shall be determined by the New Board. Any shares of New MIP Equity shall dilute equally the shares of New Common Stock otherwise distributed pursuant to this Plan (including, without limitation, pursuant to or in connection with the Equity Rights Offering).

Notwithstanding the foregoing, (i) the New Board shall retain a compensation consultant acceptable to the Required Consenting Noteholders prior to the Effective Date to advise them regarding the development of the New Management Incentive Plan and (ii) the New Management Incentive Plan shall be adopted by the New Board within one-hundred twenty (120) days after the Effective Date.

I.	[Intentionally Deleted]

J.	Plan Securities and Related Documentation; Exemption from Securities Laws

On and after the Effective Date, the Debtors and the Reorganized Debtors, as applicable, are authorized to and shall provide or issue the New Common Stock to be distributed and issued under this Plan (collectively, the “Plan Securities”) and any and all other notes, stock, instruments, certificates, and other documents or agreements required to be distributed, issued, executed or delivered pursuant to or in connection with this Plan (collectively, the “Plan Securities and Documents”), in each case in form and substance acceptable to the Required Consenting Noteholders, and without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person or Entity.

The offer, distribution, and issuance, as applicable, of the Plan Securities and Documents under this Plan (including New Common Stock issued in connection with the Equity Rights Offering) shall be exempt from or not subject to, or shall be effected in a manner that is exempt from or not subject to, any registration or prospectus delivery requirements under applicable securities laws (including, as applicable, Section 5 of the Securities Act or any other federal, state or local law or regulation requiring the registration and/or delivery of a prospectus for offer or sale of a security or registration or licensing of an issuer of a security) pursuant to section 1145(a) of the Bankruptcy Code and/or other applicable exemptions; provided, however, that New Common Stock issued to Cash Opt-Out Noteholders in the Equity Rights Offering pursuant to Article V of this Plan will be issued and distributed pursuant to section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder. An offering of Plan Securities provided in reliance on the exemption from registration under the Securities Act pursuant to section 1145(a) of the Bankruptcy Code may be sold without registration under such laws or regulations to the extent permitted under section 1145 of the Bankruptcy Code and deemed to be a public offering thereunder, and such Plan Securities may be resold without registration under such laws or regulations to the extent permitted under section 1145 of the Bankruptcy Code and other applicable law.

Persons or Entities who purchase securities pursuant to the exemption from registration set forth in Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder shall acquire “restricted securities.” Resales of such restricted securities would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law. Holders of restricted securities would, however, be permitted to resell Plan Securities without registration if they are able to comply with the applicable provisions of Rule 144 promulgated under the Securities Act or Rule 144A under the Securities Act or any other applicable registration exemption under the Securities Act, or in a transaction that is registered with the SEC.

In the event that the Reorganized Debtors elect on or after the Effective Date to reflect any ownership of the Plan Securities through the facilities of DTC, the Reorganized Debtors need not provide any further evidence other than this Plan or the Confirmation Order with respect to the treatment of such securities under applicable securities laws. DTC shall accept and be entitled to conclusively rely upon this Plan or the Confirmation Order in lieu of a legal opinion regarding whether such securities are exempt from registration and/or eligible for DTC book entry delivery, settlement and depository services.

K.	Release of Liens and Claims

To the fullest extent provided under section 1141(c) and other applicable provisions of the Bankruptcy Code, except as otherwise provided herein (including, without limitation, Article V.D of this Plan), in the Confirmation Order, or in any contract, instrument, release or other agreement or document entered into or delivered in connection with this Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to Article VII hereof, all Liens, Claims, mortgages, deeds of trust, or other security interests against the assets or property of the Debtors or the Estates shall be fully released, canceled, terminated, extinguished and discharged, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person or Entity. The filing of the Confirmation Order with any federal, state, or local agency or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such Liens, Claims and other interests to the extent provided in the immediately preceding sentence. Any Person or Entity holding such Liens, Claims or interests shall, pursuant to section 1142 of the Bankruptcy Code and in the case of any DIP Liens at the sole cost and expense of the Reorganized Debtors, promptly execute and deliver to the Reorganized Debtors such instruments of termination, release, satisfaction and/or assignment (in recordable form) as may be reasonably requested by the Reorganized Debtors.

L.	Corporate Governance Documents of the Reorganized Debtors

The respective corporate governance documents of each of the Debtors shall be amended and restated or replaced (as applicable) by the Amended/New Corporate Governance Documents. Such corporate governance documents shall: (i) to the extent required by section 1123(a)(6) of the Bankruptcy Code, include a provision prohibiting the issuance of non-voting equity securities; (ii) authorize the issuance of New Common Stock in an amount not less than the amount necessary to permit the distributions thereof required or contemplated by this Plan; and (iii) to the extent necessary or appropriate, include such provisions as may be needed to effectuate and consummate this Plan and the transactions contemplated herein. After the Effective Date, the Reorganized Debtors may, subject to the terms and conditions of the Amended/New Corporate Governance Documents, amend and restate their respective corporate governance documents as permitted thereby and by applicable law.

M.	New Board; Initial Officers

The initial members of the New Board shall be selected in accordance with the terms and conditions of the Restructuring Support Agreement. After the initial directors of the New Board are selected, future directors shall be elected in accordance with Amended/New Corporate Governance Documents. All officers of the Debtors immediately prior to the Effective Date shall be retained in their existing positions upon the Effective Date, subject to the terms of this Plan.

Pursuant to and to the extent required by section 1129(a)(5) of the Bankruptcy Code, the Debtors shall disclose in the Plan Supplement the identity and affiliations of any Person proposed to serve on the New Board or as an officer of each of the Reorganized Debtors, and, to the extent such Person is an insider other than by virtue of being a director or an officer, the nature of any compensation for such Person. Each such director and officer shall serve from and after the

Effective Date pursuant to applicable law and the terms of the Amended/New Corporate Governance Documents and the other constituent and corporate governance documents of the applicable Reorganized Debtors. The existing boards of directors and other governing bodies of the Debtors shall be deemed to have resigned on and as of the Effective Date, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person or Entity.

N.	Corporate Action

Each of the Debtors and the Reorganized Debtors may take any and all actions reasonably necessary to execute, deliver, File or record such contracts, instruments, releases and other agreements or documents and take such actions as may be reasonably necessary or appropriate to effectuate and implement the provisions of this Plan, including, without limitation, the issuance and the distribution of the securities to be issued pursuant hereto, in each case in form and substance acceptable to the Required Consenting Noteholders, and without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by the security holders, officers or directors of the Debtors or the Reorganized Debtors or by any other Person or Entity (except for those expressly required pursuant hereto or by the Restructuring Documents).

After the Confirmation Date, all matters provided for pursuant to this Plan that would otherwise require approval of the stockholders, directors, officers, managers, members or partners of the Debtors (as of prior to the Effective Date) shall be deemed to have been so approved and shall be in effect prior to, on or after the Effective Date (as appropriate) pursuant to applicable law and without any requirement of further action by such Persons or Entities or the need for any approvals, authorizations, actions or consents of or from any such Persons or Entities.

As of the Effective Date, all matters provided for in this Plan involving the legal or corporate structure of the Debtors or the Reorganized Debtors (including, without limitation, the adoption of the Amended/New Corporate Governance Documents and similar constituent and corporate governance documents, and the selection of directors and officers for, each of the Reorganized Debtors), and any legal or corporate action required by the Debtors or the Reorganized Debtors in connection with this Plan shall be deemed to have occurred and shall be in full force and effect in all respects, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by any Person or Entity.

On and after the Effective Date, the appropriate officers of the Debtors and the Reorganized Debtors are authorized to issue, execute, deliver, and consummate the transactions contemplated by, the contracts, agreements, documents, guarantees, pledges, consents, securities, certificates, resolutions and instruments contemplated by or described in this Plan in the name of and on behalf of the Debtors and the Reorganized Debtors, in each case in form and substance acceptable to the Required Consenting Noteholders, and without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by any Person or Entity. The secretary and any assistant secretary of the Debtors and the Reorganized Debtors shall be authorized to certify or attest to any of the foregoing actions.

O.	Cancellation of Notes, Certificates and Instruments

On the Effective Date, except to the extent otherwise provided in this Plan and the Restructuring Documents (including, without limitation, Article II.B and Article V.B of this Plan), all notes, indentures, instruments, certificates, agreements and other documents evidencing or relating to any Impaired Claim (including, for the avoidance of doubt and without limitation, the Prepetition Notes Indentures and the Prepetition Notes) or any Claim being paid in full in Cash under this Plan shall be fully released, terminated, extinguished and discharged (including, in respect of DIP Documents, any duties or obligations of the DIP Agent thereunder), in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by any Person or Entity and in the case of any Claim being paid in full in Cash upon the indefeasible payment of such Claim in full in Cash as contemplated by this Plan; provided that the Prepetition Debt Documents and the DIP Documents shall continue in effect for the limited purpose of (i) allowing Holders of Claims thereunder to receive, and allowing and preserving the rights of the Prepetition Credit Agreement Agent, the Prepetition Notes Indenture Trustee or other applicable Distribution Agents thereunder to make, distributions under this Plan; (ii) permitting the Prepetition Notes Indenture Trustee to exercise its Prepetition Notes Indenture Trustee Charging Lien against such distributions for payment of the Prepetition Notes Indenture Trustee Fees and Expenses; (iii) preserving any rights of the DIP Agent to payment of fees, costs, and expenses and otherwise allowing the DIP Agent to take any actions contemplated by this Plan, and (iv) preserving the DIP Contingent Obligations as contemplated by Article II.B of this Plan; provided further that, upon completion of the distribution with respect to a specific Prepetition Debt Claim, the Prepetition Debt Documents in connection thereto and any and all notes, securities and instruments issued in connection with such Prepetition Debt Claim shall terminate completely without further notice or action and be deemed surrendered.

P.	Existing Equity Interests

On the Effective Date, the Old Parent Interests shall be terminated and cancelled without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by any Person or Entity.

On the Effective Date, the Intercompany Equity Interests shall remain effective and outstanding, except to the extent modified pursuant to the terms of the Reorganization Steps Overview, and shall be owned and held by the same applicable Person or Entity that held and/or owned such Intercompany Equity Interests immediately prior to the Effective Date. Each Parent Subsidiary shall continue to be governed by the terms and conditions of its applicable corporate governance documents as in effect immediately prior to the Effective Date, except as amended or modified by this Plan or the Plan Supplement.

Q.	Sources of Cash for Plan Distributions

All Cash necessary for the Debtors or the Reorganized Debtors, as applicable, to make payments required pursuant to this Plan shall be obtained from their respective Cash balances, including Cash from operations, the Equity Rights Offering and the Exit Facility Credit

Agreements. The Debtors and the Reorganized Debtors, as applicable, may also make such payments using Cash received from their subsidiaries through their respective consolidated cash management systems and the incurrence of intercompany transactions, in all cases subject to the terms and conditions of the Restructuring Support Agreement and the Restructuring Documents.

R.	Funding and Use of Professional Fee Claim Reserve

On or before the Effective Date, the Debtors shall fund the Professional Fee Claim Reserve in such amount as determined by the Debtors, with the consent of the Required Consenting Noteholders or as determined by order of the Bankruptcy Court, as necessary in order to be able to pay in full in Cash the Professional Fee Claims, as and when Allowed.

The Cash contained in the Professional Fee Claim Reserve shall be used solely to pay the Allowed Professional Fee Claims, with the Unused Cash Reserve Amount (if any) being returned to the Reorganized Debtors within three (3) Business Days after determining the Unused Cash Reserve Amount. The Debtors and the Reorganized Debtors, as applicable, shall maintain detailed records of all payments made from the Professional Fee Claim Reserve, such that all payments and transactions shall be adequately and promptly documented in, and readily ascertainable from, their respective books and records.

The Professional Fee Claim Reserve shall be maintained in trust for the Professionals and shall not be considered property of the Debtors’ Estates; provided that the Reorganized Debtors shall have a reversionary interest in the Unused Cash Reserve Amount. To the extent that funds held in the Professional Fee Claim Reserve do not or are unable to satisfy the full amount of the Allowed Professional Fee Claims, such Professionals shall have an Allowed Administrative Claim for any such deficiency, which shall be satisfied in full in Cash in accordance with Article II.A of this Plan.

After the Effective Date, neither the Debtors nor the Reorganized Debtors shall deposit any other funds or property into the Professional Fee Claim Reserve without further order of the Bankruptcy Court or otherwise commingle funds in the Professional Fee Claim Reserve. To the extent the Professional Fee Claim Reserve is insufficient to pay in full in Cash the obligations and liabilities for which such reserve was established, then the Reorganized Debtors shall, within five (5) Business Days, pay such obligations and liabilities in full in Cash.

S.	Continuing Effectiveness of Final Orders

Payment authorization granted to the Debtors under any prior Final Order entered by the Bankruptcy Court shall continue in effect after the Effective Date. Accordingly, the Debtors or the Reorganized Debtors may pay or otherwise satisfy any Claim to the extent permitted by, and subject to, the applicable Final Order without regard to the treatment that would otherwise be applicable to such Claim under this Plan.

T.	Payment of Fees and Expenses of Certain Creditors

The Debtors and the Reorganized Debtors, as applicable, shall, on and after the Confirmation Date and to the extent invoiced in accordance with the terms of the applicable engagement letter(s), pay the Ad Hoc Noteholder Group Fees and Expenses (whether accrued prepetition or postpetition and to the extent not otherwise paid prior to or during the Chapter 11 Cases), without the need for application by any such parties to the Bankruptcy Court, and without notice and a hearing pursuant to section 1129(a)(4) of the Bankruptcy Code or otherwise.

U.	Payment of Fees and Expenses of the Prepetition Notes Indenture Trustee

The Debtors shall, on and after the Effective Date, and upon the presentment of invoices in customary form (which may be redacted to preserve any confidential or privileged information), pay the Prepetition Notes Indenture Trustee Fees and Expenses (in each case whether accrued prepetition or postpetition and to the extent not otherwise paid during the Chapter 11 Cases), without the need for application by any party to the Bankruptcy Court, and without notice and a hearing pursuant to section 1129(a)(4) of the Bankruptcy Code or otherwise. From and after the Effective Date, the Reorganized Debtors shall pay any Prepetition Notes Indenture Trustee Fees and Expenses in full in Cash without further court approval.

V.	Equity Rights Offering

Pursuant to the terms of this Plan and the Equity Rights Offering Procedures, each Accredited Cash Opt-Out Noteholder shall have the opportunity but not the obligation to subscribe for its Pro Rata share of an amount of New Common Stock to be issued as of the Effective Date necessary to fully fund the Cash Payout at the Purchase Price (as defined in the Equity Rights Offering Procedures) set forth in the Equity Rights Offering Procedures.

Each Accredited Cash Opt-Out Noteholder that elects to purchase the maximum number of Equity Rights Offering Shares that such Accredited Cash Opt-Out Noteholder may purchase in the Equity Rights Offering will also have the right to elect to purchase additional Equity Rights Offering Shares that are not timely, duly and validly subscribed and paid for in the Equity Rights Offering, as more fully set forth in the Rights Offering Procedures.

The Equity Rights Offering will be conducted in reliance upon the exemption from registration set forth in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

The proceeds of the Equity Rights Offering shall be used exclusively to fund the Cash Payout provided to Cash Payout Noteholders, in full and final satisfaction of such Holders’ Prepetition Notes Claims, which shall be released and discharged pursuant to Article XI herein. Notwithstanding anything to the contrary herein, if the Equity Rights Offering Amount is less than the aggregate amount of the Cash Payout, then the amount of Prepetition Notes Claims held by the Cash Payout Noteholders satisfied by the Cash Payout shall automatically be reduced, and any remaining portion of such Cash Payout Noteholders’ Prepetition Notes Claims that is not satisfied through the Cash Payout as a result of such automatic reduction shall receive the treatment such Holder would receive if such Holder were a Cash Opt-Out Noteholder. For the avoidance of doubt, under no circumstance shall the amount actually paid out in the Cash Payout exceed the Equity Rights Offering Amount.

Consummation of the Equity Rights Offering and delivery of any Cash Payout is contingent upon the consent of the Required Consenting Noteholders. In the event the Equity Rights Offering is not consummated, then no Cash Payout will be made to any Cash Payout Noteholder and such Holder will receive the treatment such Holder would receive if such Holder were a Cash Opt-Out Noteholder.

Notwithstanding anything in this Plan to the contrary, the New Common Stock issued in connection with the Equity Rights Offering shall be subject to dilution by the New MIP Equity.

ARTICLE VI.

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Assumption of Executory Contracts and Unexpired Leases

On the Effective Date, all Executory Contracts and Unexpired Leases of the Debtors shall be assumed by the Debtors in accordance with, and subject to, the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code (including, for the avoidance of doubt, the Restructuring Support Agreement), except for those Executory Contracts and Unexpired Leases that:

(i)	have been assumed or rejected by the Debtors by prior order of the Bankruptcy Court;

(ii)	are the subject of a motion to reject filed by the Debtors pending on the Effective Date;

(iii)

are identified by the Debtors (with the consent of the Required Consenting Noteholders) and Filed in the Plan Supplement as rejected Executory Contracts and Unexpired Leases, which Plan Schedule may be amended by the Debtors (with the consent of the Required Consenting Noteholders) to add or remove Executory Contracts and Unexpired Leases by filing with the Bankruptcy Court an amended Plan Schedule and serving it on the affected non-Debtor contract parties at least seven (7) days prior to the Plan Objection Deadline; or

(iv)	are rejected or terminated by the Debtors pursuant to the terms of this Plan.

Without amending or altering any prior order of the Bankruptcy Court approving the assumption or rejection of any Executory Contract or Unexpired Lease, entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such assumptions pursuant to sections 365(a) and 1123 of the Bankruptcy Code.

To the extent any provision in any Executory Contract or Unexpired Lease assumed or assumed and assigned (as applicable) pursuant to this Plan or any prior order of the Bankruptcy Court (including, without limitation, any “change in control” provision, “change of control” provision, or provision with words of similar import) (a) prohibits, restricts or conditions, or purports to prohibit, restrict or condition, (b) is modified, breached or terminated (or deemed modified, breached or terminated), (c) increases, accelerates or otherwise alters any obligations or liabilities of the Debtors or Reorganized Debtors (or purports to increase, accelerate or otherwise alter any obligations or liabilities of the Debtors or Reorganized Debtors), or (d) results in the creation or imposition of any Lien upon any property or assert of any of the Debtors or Reorganized Debtors (or purports to result in the creation or imposition of any Lien upon any property or asset of any of the Debtors or Reorganized Debtors), in each case as a result of (i) the commencement of these Chapter 11 Cases or the insolvency or financial condition of any Debtor at any time before the closing of its respective Chapter 11 Case, (ii) any Debtor’s or any Reorganized Debtor’s assumption or assumption and assignment (as applicable) of such Executory Contract or Unexpired Lease or (iii) the Confirmation or Consummation of this Plan, then such provision shall, to the extent provided by section 365 of the Bankruptcy Code, be deemed modified such that the transactions contemplated by this Plan shall not entitle the non-debtor party thereto to modify or terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights or remedies with respect thereto, and any required consent under any such contract or lease shall be deemed satisfied by the Confirmation of this Plan.

Each Executory Contract and Unexpired Lease assumed and/or assigned pursuant to this Plan shall revest in and be fully enforceable by the applicable Reorganized Debtor or the applicable assignee in accordance with its terms and conditions, except as modified by the provisions of this Plan, any order of the Bankruptcy Court approving its assumption and/or assignment, or applicable law.

The inclusion or exclusion of a contract or lease on any schedule or exhibit shall not constitute an admission by any Debtor that such contract or lease is an Executory Contract or Unexpired Lease or that any Debtor has any liability thereunder.

B.	Cure of Defaults; Assignment of Executory Contracts and Unexpired Leases

Any defaults under each Executory Contract and Unexpired Lease to be assumed, or assumed and assigned, pursuant to this Plan shall be satisfied, pursuant to and to the extent required by section 365(b)(1) of the Bankruptcy Code, by payment of the applicable default amount in Cash on or in connection with the Effective Date or on such other terms as the Bankruptcy Court may order or the parties to such Executory Contracts or Unexpired Leases may otherwise agree in writing (with the consent of the Required Consenting Noteholders) (the “Cure Claim Amount”).

In the event of an assumption, or an assumption and assignment, of an Executory Contract or Unexpired Lease that is in default under this Plan, at least seven (7) days prior to the Plan Objection Deadline (or, in the case of an Executory Contract or Unexpired Lease removed from the Plan Schedule after such date, no later than one (1) Business Day after such removal), the Debtors shall File and serve upon counterparties to such Executory Contracts and Unexpired Leases, a notice of the proposed assumption, or proposed assumption and assignment, which shall: (a) list the applicable Cure Claim Amount, if any; (b) if applicable, identify the party to which the Executory Contract or Unexpired Lease shall be assigned; (c) describe the procedures for filing objections thereto; and (d) explain the process by which related disputes shall be resolved by the Bankruptcy Court.

Any objection by a counterparty to an Executory Contract or Unexpired Lease to a proposed assumption, or proposed assumption and assignment under this Plan, or any related cure amount, must be Filed, served and actually received by the Debtors and counsel to the Ad Hoc Noteholder Group prior to the Plan Objection Deadline (notwithstanding anything in the Schedules or a proof of Claim to the contrary). Any counterparty to an Executory Contract or Unexpired Lease that fails to object timely to the proposed assumption, or proposed assumption and assignment, or cure amount shall be deemed to have consented to such matters and shall be deemed to have forever released and waived any objection to such proposed assumption, proposed assumption and assignment, and cure amount. The Confirmation Order shall constitute an order of the Bankruptcy Court approving each proposed assumption, or proposed assumption and assignment, of Executory Contracts and Unexpired Leases pursuant to sections 365 and 1123 of the Bankruptcy Code as of the Effective Date.

In the event of a dispute regarding (a) the amount of any cure payment, (b) the ability of any Debtor or assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed, or assumed and assigned or (c) any other matter pertaining to assumption or assignment, the applicable cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order resolving the dispute and approving such assumption or assumption and assignment. If such objection is sustained by Final Order of the Bankruptcy Court, the Debtors or the Reorganized Debtors, as applicable, may elect to reject such Executory Contract or Unexpired Lease in lieu of assuming or assigning it. The Debtors or the Reorganized Debtors, as applicable, shall be authorized to effect such rejection by filing a written notice of rejection with the Bankruptcy Court and serving such notice on the applicable counterparty within ten (10) days of the entry of such Final Order.

Subject to any cure claims Filed with respect thereto, assumption or assumption and assignment of any Executory Contract or Unexpired Lease pursuant to this Plan shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption or assumption and assignment, in each case as provided in section 365 of the Bankruptcy Code, in each case subject to the remaining terms and conditions of this Article VI. Any proofs of Claim filed with respect to an Executory Contract or Unexpired Lease that has been assumed or assumed and assigned by Final Order shall be deemed disallowed and expunged (subject to any cure claims Filed with respect thereto), without further notice to or action, order, or approval of the Bankruptcy Court.

With respect to any Executory Contract or Unexpired Lease assumed and assigned pursuant to this Plan, upon and as of the Effective Date, the applicable assignee shall be deemed to be substituted as a party thereto for the applicable Debtor party to such assigned Executory Contract or Unexpired Lease and, accordingly, the Debtors and the Reorganized Debtors shall be relieved, pursuant to and to the extent set forth in section 365(k) of the Bankruptcy Code, from any further liability under such assigned Executory Contract or Unexpired Lease.

C.	Rejection of Executory Contracts and Unexpired Leases

The Debtors reserve the right, at any time prior to the Effective Date, except as otherwise specifically provided herein, to seek to reject (with the consent of the Required Consenting Noteholders) any Executory Contract or Unexpired Lease and to file a motion requesting authorization for the rejection of any such contract or lease. All Executory Contracts and Unexpired Leases listed on a Plan Schedule as rejected Executory Contracts and Unexpired Leases shall be deemed rejected as of the Effective Date. The Confirmation Order shall constitute an order of the Bankruptcy Court approving the rejections described in this Article VI pursuant to sections 365 and 1123 of the Bankruptcy Code as of the Effective Date. Rejection of any Executory Contract or Unexpired Lease pursuant to this Plan or otherwise shall not constitute a termination of any preexisting obligations owed to the Debtors or the Reorganized Debtors, as applicable, under such Executory Contracts or Unexpired Leases.

D.	Claims on Account of the Rejection of Executory Contracts or Unexpired Leases

All proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, pursuant to this Plan or the Confirmation Order, if any, must be filed with the Bankruptcy Court within thirty (30) days after service of an order of the Bankruptcy Court (including the Confirmation Order) approving such rejection.

Any Person or Entity that is required to file a proof of Claim arising from the rejection of an Executory Contract or an Unexpired Lease that fails to timely do so shall be forever barred, estopped and enjoined from asserting such Claim, and such Claim shall not be enforceable, against the Debtors, the Reorganized Debtors or the Estates, and the Debtors, the Reorganized Debtors and their Estates and their respective assets and property shall be forever discharged from any and all indebtedness and liability with respect to such Claim unless otherwise ordered by the Bankruptcy Court or as otherwise provided herein. All such Claims shall, as of the Effective Date, be subject to the permanent injunction set forth in Article X.G hereof.

E.	D&O Liability Insurance Policies

On the Effective Date, each D&O Liability Insurance Policy shall be deemed and treated as an Executory Contract that is and shall be assumed by the Debtors (and assigned to the applicable Reorganized Debtors, if necessary) pursuant to section 365(a) and section 1123 of the Bankruptcy Code as to which no proof of Claim, request for administrative expense, or cure claim need be Filed, and all Claims arising from the D&O Liability Insurance Policies shall survive the Effective Date and be Unimpaired. Unless previously effectuated by separate order entered by the Bankruptcy Court, entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Debtors’ assumption of each of the D&O Liability Insurance Policies.

After assumption of the D&O Liability Insurance Policies, nothing in this Plan otherwise alters the terms and conditions of the D&O Liability Insurance Policies. Confirmation and Consummation of this Plan shall not impair or otherwise modify any available defenses of the Reorganized Debtors under the D&O Liability Insurance Policies. For the avoidance of doubt, the D&O Liability Insurance Policies shall continue to apply with respect to actions, or failures to act, that occurred on or prior to the Effective Date, subject to the terms and conditions of the D&O Liability Insurance Policies.

The Debtors are further authorized to take such reasonable actions, and to execute and deliver such documents, as may be reasonably necessary or appropriate to implement, maintain, cause the binding of, satisfy any terms or conditions of, or otherwise secure for the insureds the benefits of the D&O Tail Policy, without further notice to or order of the Bankruptcy Court or approval or consent of any Person or Entity.

Notwithstanding anything to the contrary in any D&O Liability Insurance Policies issued prior to the Effective Date, the Reorganized Debtors shall not have any obligation or responsibility for the payment of any self-insured retention thereunder or in connection therewith, and no Person or Entity shall be entitled to seek reimbursement from or to subrogate against any Reorganized Debtors with respect to any payments made under such policies.

F.	Indemnification Provisions

On the Effective Date, all Indemnification Provisions shall be deemed and treated as Executory Contracts that are and shall be assumed by the Debtors (and assigned to the applicable Reorganized Debtors, if necessary) pursuant to section 365(a) and section 1123 of the Bankruptcy Code as to which no proof of Claim, request for administrative expense, or cure claim need be Filed, and all Claims arising from the Indemnification Provisions shall survive the Effective Date and be Unimpaired; provided, however, that, to the maximum extent permitted under applicable law, this provision shall not include any such Claims arising from or related to (i) any Excluded Party or (ii) any indemnification Claims against the Parent that are based on fraud, gross negligence, or willful misconduct, in each case as determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction. Unless previously effectuated by separate order entered by the Bankruptcy Court, entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Debtors’ assumption of each of the Indemnification Provisions. Confirmation and Consummation of this Plan shall not impair or otherwise modify any available defenses of the Reorganized Debtors or other applicable parties under the Indemnification Provisions. For the avoidance of doubt, the Indemnification Provisions shall continue to apply with respect to actions, or failures to act, that occurred on or prior to the Effective Date, subject to the terms and conditions of the Indemnification Provisions.

G.	Employment Plans

On the Effective Date, all employment agreements and severance policies, including all employment, compensation, and benefit plans, policies, and programs of the Debtors applicable to any of their respective officers, employees or retirees, and any of the officers, employees or retirees of their respective subsidiaries, including, without limitation, all workers’ compensation programs, savings plans, retirement plans, SERP plans, healthcare plans, disability plans, severance benefit plans, incentive plans, change-in-control plans, insurance plans including but not limited to life and accidental death and dismemberment insurance plans, health and welfare plans, and 401(k) plans (in each case, as applicable) (collectively, the “Specified Employee Plans”) shall be deemed and treated as Executory Contracts that are and shall, subject to the following proviso, be assumed by the Debtors (and assigned to the applicable Reorganized Debtors, if necessary) pursuant to section 365(a) and section 1123 of the Bankruptcy Code as to which no Proof of Claim, request for administrative expense, or cure claim need be Filed; provided that (a) the Debtors, pursuant to the Restructuring Support Agreement, acknowledged and agreed that the Consummation of this Plan shall not constitute a change in control or term of similar meaning pursuant to any of the

Specified Employee Plans, and the Confirmation Order shall contain a finding and such other provisions acceptable to the Required Consenting Noteholders confirming the same, and (b) each “Executive” employment agreement, “Level I” employment agreement and “Level II” employment agreement shall only be maintained and assumed by the Debtors (and assigned to the Reorganized Debtors, if necessary) and considered a Specified Employee Plan if the employee party to such agreement, on or prior to the Effective Date, (i) confirms that the Consummation of this Plan does not constitute a change in control and (ii) waives any right to resign with “good reason” solely or in part as a result of the Consummation of this Plan.

All Claims arising from the Specified Employee Plans shall survive the Effective Date and be Unimpaired. Unless previously effectuated by separate order entered by the Bankruptcy Court, entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Debtors’ assumption of each of the Specified Employee Plans. Confirmation and Consummation of this Plan shall not impair or otherwise modify any available defenses of the Reorganized Debtors or other applicable parties under the Specified Employee Plans.

H.	Insurance and Surety Contracts

On the Effective Date, each Insurance and Surety Contract shall be deemed and treated as an Executory Contract that is and shall be assumed by the Debtors (and assigned to the applicable Reorganized Debtors, if necessary) pursuant to section 365(a) and section 1123 of the Bankruptcy Code as to which no proof of Claim, request for administrative expense, or cure claim need be Filed, and all Claims arising from the Insurance and Surety Contracts shall survive the Effective Date and be Unimpaired. Unless previously effectuated by separate order entered by the Bankruptcy Court, entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Debtors’ assumption of each of the Insurance and Surety Contracts. After assumption of the Insurance and Surety Contracts, nothing in this Plan otherwise alters the terms and conditions of the Insurance and Surety Contracts. Confirmation and Consummation of this Plan shall not impair or otherwise modify any available defenses of the Reorganized Debtors or other applicable counterparties under the Insurance and Surety Contracts.

I.	Extension of Time to Assume or Reject

Notwithstanding anything to the contrary set forth in Article VI of this Plan, in the event of a dispute as to whether a contract is executory or a lease is unexpired, the right of the Reorganized Debtors to move to assume or reject such contract or lease shall be extended until the date that is ten (10) days after entry of a Final Order by the Bankruptcy Court determining that the contract is executory or the lease is unexpired. The deemed assumption provided for in Article VI.A of this Plan shall not apply to any such contract or lease, and any such contract or lease shall be assumed or rejected only upon motion of the Reorganized Debtors following the Bankruptcy Court’s determination that the contract is executory or the lease is unexpired.

J.	Modifications, Amendments, Supplements, Restatements, or Other Agreements

Unless otherwise provided in this Plan, each Executory Contract or Unexpired Lease that is assumed by the Debtors or the Reorganized Debtors shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such

Executory Contract or Unexpired Lease, and all rights related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing has been previously rejected or repudiated or is rejected or repudiated hereunder. Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

ARTICLE VII.

PROVISIONS GOVERNING DISTRIBUTIONS

A.	Distributions for Claims Allowed as of the Effective Date

Except as otherwise provided in the “Treatment” sections in Article III hereof or as ordered by the Bankruptcy Court, distributions to be made on account of Claims that are Allowed Claims as of the Effective Date shall be made on the Effective Date or as soon as reasonably practicable thereafter. Any payment or distribution required to be made under this Plan on a day other than a Business Day shall be made on the next succeeding Business Day. Distributions on account of Disputed Claims that first become Allowed Claims after the Effective Date shall be made pursuant to Article VIII hereof.

B.	No Postpetition Interest on Claims

Unless otherwise specifically provided for in this Plan, the Confirmation Order or Final Order of the Bankruptcy Court, or required by applicable bankruptcy law (including, without limitation, as required pursuant to section 506(b) or section 511 of the Bankruptcy Code), postpetition interest shall not accrue or be paid on any Claims (except DIP Super-Priority Claims) and no Holder of a Claim (except DIP Super-Priority Claims) shall be entitled to interest accruing on or after the Petition Date on any Claim.

C.	Distributions by the Reorganized Debtors or Other Applicable Distribution Agent

Other than as specifically set forth below or as otherwise provided in this Plan, the Reorganized Debtors or other applicable Distribution Agent shall make all distributions required to be distributed under this Plan. Distributions on account of the Allowed Prepetition Debt Claims and Allowed DIP Super-Priority Claims shall be made to the Prepetition Credit Agreement Agent, the Prepetition Notes Indenture Trustee, and the DIP Agent, as applicable, and such agent or trustee shall be, and shall act as, the Distribution Agent with respect to its respective Class of Claims in accordance with the terms and conditions of this Plan and the applicable debt documents. All distributions to Holders of Prepetition Debt Claims and DIP Super-Priority Claims shall be deemed completed when made by the Reorganized Debtors to the Prepetition Credit Agreement Agent, the Prepetition Notes Indenture Trustee (or as directed by the Prepetition Notes Indenture Trustee), and the DIP Agent, or as otherwise provided in this Plan, as applicable. The Reorganized Debtors may employ or contract with other Entities to assist in or make the distributions required by this Plan and may pay the reasonable fees and expenses of such Entities and the Distribution Agents in the ordinary course of business. No Distribution Agent shall be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court.

The distributions of New Common Stock to be made under this Plan to Holders of Allowed Prepetition Notes Claims shall be made by the Debtors or Reorganized Debtors, as applicable, to the Prepetition Notes Indenture Trustee, which shall transmit (or cause to be transmitted) such distributions to Holders of Allowed Prepetition Notes Claims in accordance with the Prepetition Notes Indenture or as set forth below. Notwithstanding anything to the contrary in this Plan, the Prepetition Notes Indenture Trustee may transfer or direct the transfer of such distributions through the facilities of DTC and, in such event, shall be entitled to recognize and deal for all purposes under this Plan with Holders of the Prepetition Notes to the extent consistent with the policies or customary practices of DTC. If such distributions cannot be made through the facilities of DTC, the Debtors or Reorganized Debtors, as applicable, shall implement procedures in consultation with the Prepetition Notes Indenture Trustee and reasonably acceptable to the Required Consenting Noteholders to make distributions with respect to the Prepetition Notes. The Debtors or Reorganized Debtors (as applicable) shall use their best efforts to make the New Common Stock to be distributed to Holders of the Prepetition Notes eligible for distribution through the facilities of DTC. The distributions of Subscription Rights under this Plan to Accredited Cash Opt-Out Noteholders shall be made by the Voting and Claims Agent as provided in the Equity Rights Offering Procedures. The obligations of the Prepetition Notes Indenture Trustee under the Prepetition Notes Indentures, the Prepetition Notes, and this Plan shall be deemed fully satisfied upon DTC’s receipt of the distributions with respect to the Prepetition Notes.

D.	Delivery and Distributions; Undeliverable or Unclaimed Distributions

1.	Record Date for Distributions

On the Distribution Record Date, the Claims Register (and the Debtors’ books and records with respect to the Holders of Equity Interests in Parent) shall be closed. Accordingly, the Debtors, the Reorganized Debtors or other applicable Distribution Agent shall have no obligation to recognize the assignment, transfer or other disposition of, or the sale of any participation in, any Allowed Claim (other than DIP Super-Priority Claims and Prepetition Debt Claims) or Allowed Equity Interest that occurs after the close of business on the Distribution Record Date, and shall be entitled for all purposes herein to recognize and distribute securities, property, notices and other documents only to those Holders of Allowed Claims (other than DIP Super-Priority Claims and Prepetition Debt Claims) or Allowed Equity Interest who are Holders of such Claims or Equity Interests, or participants therein, as of the close of business on the Distribution Record Date. The Reorganized Debtors or other applicable Distribution Agent shall be entitled to recognize and deal for all purposes under this Plan with only those record holders stated on the Claims Register, or their books and records, as of the close of business on the Distribution Record Date; provided, however, that the Distribution Record Date shall not apply to the DIP Super-Priority Claims, Prepetition Debt Claims, or any securities of the Debtors deposited with DTC.

2.	Delivery of Distributions in General

Except as otherwise provided herein, the Debtors, the Reorganized Debtors or other applicable Distribution Agent, as applicable, shall make distributions to Holders of Allowed Claims, or in care of their authorized agents, as appropriate, at the address for each such Holder or agent as indicated on the Debtors’ or other applicable Distribution Agent’s books and records as of the date of any such distribution; provided, however, that the manner of such distributions shall be determined in the discretion of the applicable Distribution Agent (subject to the terms and conditions of the DIP Agreement and the relevant Prepetition Debt Documents, if applicable); provided further, that the address for each Holder of an Allowed Claim shall be deemed to be the address set forth in the latest proof of Claim, if any, Filed by such Holder pursuant to Bankruptcy Rule 3001 as of the Distribution Record Date.

3.	Minimum Distributions

Notwithstanding anything herein to the contrary, no Distribution Agent shall be required to make distributions or payments of less than $100.00 (whether in Cash or otherwise) or to make partial distributions or payments of fractions of dollars or New Common Stock, in each case with respect to Impaired Claims. With respect to Impaired Claims, whenever any payment or distribution of a fraction of a dollar or a fraction of a share of New Common Stock under this Plan would otherwise be called for, the actual payment or distribution shall reflect a rounding of such fraction down to the nearest whole dollar or share of New Common Stock (and no Cash shall be distributed in lieu of such fractional New Common Stock). For the avoidance of doubt, DTC shall be considered a single holder for purposes of distributions.

No Distribution Agent shall have any obligation to make a distribution on account of an Allowed Claim that is Impaired under this Plan if: (a) the aggregate amount of all distributions authorized to be made on the Effective Date is or has an economic value less than $25,000, unless such distribution is a final distribution; or (b) the amount to be distributed to the specific Holder of an Allowed Claim on the Effective Date does not constitute a final distribution to such Holder and is or has an economic value less than $25.00, which shall be treated as an undeliverable distribution under Article VII.D.4 below.

4.	Undeliverable Distributions

(a)	Holding of Certain Undeliverable Distributions

If the distribution to any Holder of an Allowed Claim is returned to the Distribution Agent as undeliverable, including (without limitation) because the Holder has not provided the Distribution Agent with any of the requested information needed to populate a stock register, or is otherwise unclaimed, no further distributions shall be made to such Holder unless and until the Distribution Agent is notified in writing of such Holder’s identification and/or contact information in accordance with the time frames described in Article VII.D.4(b) hereof, at which time (or as soon as reasonably practicable thereafter) all currently due but outstanding distributions shall be made to such Holder. Undeliverable distributions shall remain in the possession of the Reorganized Debtors or in the applicable reserve, subject to Article VII.D.4(b) hereof, until such time as any such distributions become deliverable. Undeliverable distributions shall not be entitled to any additional interest, dividends or other accruals of any kind on account of their distribution being undeliverable.

(b)	Failure to Claim Undeliverable Distributions

Any Holder of an Allowed Claim (or any successor or assignee or other Person or Entity claiming by, through, or on behalf of, such Holder) that does not (a) assert a right pursuant to this Plan for an undeliverable or unclaimed distribution or (b) provide the Distribution Agent with any requested information necessary for the Distribution Agent to populate a stock register within ninety (90) days after the later of the Effective Date or the date such distribution is due shall be deemed to have forfeited its rights for such undeliverable or unclaimed distribution and shall be forever barred and enjoined from asserting any such rights for an undeliverable or unclaimed distribution against the Debtors or their Estates, the Reorganized Debtors or their respective assets or property, or any Distribution Agent. In such case, any Cash, Plan Securities or other property reserved for distribution on account of such Claim shall become the property of the Reorganized Debtors, free and clear of any Claims or other rights of such Holder with respect thereto and notwithstanding any federal or state escheat laws to the contrary. Any such Cash, Plan Securities or other property shall thereafter be distributed or allocated in accordance with the applicable terms and conditions of this Plan; provided, however, that if the aggregate amount of Allowed Claims in Class 6 is less than the Parent GUC Recovery Cash Pool, then the excess Parent GUC Recovery Cash Pool shall constitute property of the Reorganized Debtors. Nothing contained in this Plan shall require the Debtors, the Reorganized Debtors, or any Distribution Agent to attempt to locate any Holder of an Allowed Claim.

(c)	Failure to Present Checks

Checks issued by the Distribution Agent on account of Allowed Claims shall be null and void if not negotiated within ninety (90) days after the issuance of such check. Requests for reissuance of any check shall be made directly to the Distribution Agent by the Holder of the relevant Allowed Claim with respect to which such check originally was issued. Any Holder of an Allowed Claim holding an un-negotiated check that does not request reissuance of such un-negotiated check within ninety (90) days after the date of mailing or other delivery of such check shall have its rights for such un-negotiated check discharged and be forever barred, estopped and enjoined from asserting any such right against the Debtors, their Estates, the Reorganized Debtors, or their respective assets or property. In such case, any Cash held for payment on account of such Claims shall become the property of the Reorganized Debtors, free and clear of any Claims or other rights of such Holder with respect thereto and notwithstanding any federal or state escheat laws to the contrary. Any such Cash shall thereafter be distributed or allocated in accordance with the applicable terms and conditions of this Plan.

E.	Compliance with Tax Requirements

In connection with this Plan and all distributions hereunder, the Reorganized Debtors or other applicable Distribution Agent shall comply with all applicable withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all distributions hereunder shall be subject to any such applicable withholding and reporting requirements. Notwithstanding any provision in this Plan to the contrary, the Reorganized Debtors or other applicable Distribution Agent shall be authorized to take any and all reasonable actions that may be necessary or appropriate to comply with such applicable withholding and reporting requirements. All Persons and Entities holding Claims or Equity Interests shall be required to provide any information necessary to effect information reporting and the withholding of such taxes (or establish eligibility for an exclusion for the withholding of taxes), and each Holder of an Allowed Claim shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any Governmental Unit, including income, withholding, and other tax obligations, on account of such distribution. Any amounts withheld or reallocated pursuant to this Error! Reference source not found. shall be treated as if distributed to the Holder of the Allowed Claim.

F.	Allocation of Plan Distributions Between Principal and Interest

To the extent that any Allowed Claim entitled to a distribution under this Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall, to the extent permitted by applicable law, be allocated for U.S. federal income tax purposes to the principal amount of the Claim first and then, to the extent that the consideration exceeds the principal amount of the Claim, to the portion of such Claim representing accrued but unpaid interest.

G.	Means of Cash Payment

Payments of Cash made pursuant to this Plan shall be in U.S. dollars and shall be made, at the option of the applicable Distribution Agent, by checks drawn on, or wire transfer from, a domestic bank selected by such Distribution Agent. Cash payments to foreign creditors may be made, at the option of the applicable Distribution Agent, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

H.	Timing and Calculation of Amounts to Be Distributed

Except as otherwise provided in the “Treatment” sections in Article III hereof or as ordered by the Bankruptcy Court, on the Effective Date or as soon as reasonably practicable thereafter, each Holder of an Allowed Claim shall receive the full amount of the distributions that this Plan provides for Allowed Claims in the applicable Class. If and to the extent that there are Disputed Claims, distributions on account of any such Disputed Claims shall be made pursuant to the provisions set forth in the applicable class treatment or in Article VIII hereof. Except as otherwise provided herein, Holders of Claims shall not be entitled to interest, dividends or accruals on the distributions provided for herein, regardless of whether such distributions are delivered on or at any time after the Effective Date.

I.	Setoffs

Without altering or limiting any of the rights and remedies of the Debtors and the Reorganized Debtors under section 502(d) of the Bankruptcy Code, all of which rights and remedies are hereby reserved, the Debtors and the Reorganized Debtors may, but shall not be required to, withhold (but not setoff except as set forth below) from the distributions called for hereunder on account of any Allowed Claim an amount equal to any claims, Causes of Action and Retained Litigation Claims of any nature that the Debtors or the Reorganized Debtors may hold against the Holder of any such Allowed Claim; provided that, at least ten (10) days prior to effectuating such withholding, the Debtors or the Reorganized Debtors, as applicable, shall provide written notice thereof to the applicable Holder of such Claim, and all objections and defenses of such Holder to such withholding are preserved. In the event that any such claims, Causes of Action or Retained Litigation Claims are adjudicated by Final Order or otherwise resolved against the applicable Holder, the Debtors and the Reorganized Debtors may, pursuant to section 553 of the Bankruptcy Code or applicable non-bankruptcy law, set off against any Allowed Claim and the distributions to be made pursuant hereto on account of such Allowed Claim (before any distribution is made on account of such Allowed Claim), the amount of such adjudicated or resolved claims, Causes of Action or Retained Litigation Claims. Neither the failure to effect such a setoff nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors or the Reorganized Debtors of any such claims, Causes of Action or Retained Litigation Claims, all of which are reserved unless expressly released or compromised pursuant to this Plan or the Confirmation Order. Notwithstanding anything to the contrary herein, the Allowed Prepetition Notes Claims and the distributions to be made pursuant hereto on account of such Claims will not be subject to set off by the Debtors or the Reorganized Debtors pursuant to section 553 of the Bankruptcy Code or applicable non-bankruptcy law, and the Debtors and the Reorganized Debtors hereby waive any and all rights of set-off against such Claims.

ARTICLE VIII.

PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED, AND DISPUTED CLAIMS

A.	Resolution of Disputed Claims and Equity Interests

1.	Allowance of Claims

After the Effective Date, and except as otherwise provided in this Plan, the Reorganized Debtors shall have and shall retain any and all available rights and defenses that the Debtors had with respect to any Claim, including, without limitation, the right to assert any objection to Claims based on the limitations imposed by section 502 or section 510 of the Bankruptcy Code. The Debtors and the Reorganized Debtors may contest the amount and validity of any Disputed Claim in the ordinary course of business in the manner and venue in which such Claim would have been determined, resolved or adjudicated if the Chapter 11 Cases had not been commenced.

2.	Prosecution of Objections to Claims

After the Confirmation Date but before the Effective Date, the Debtors (with the consent of the Required Consenting Noteholders), and after the Effective Date, the Reorganized Debtors, shall have the authority to File objections to Claims (other than those that are Allowed under this Plan) and settle, compromise, withdraw or litigate to judgment objections to any and all such Claims, regardless of whether such Claims are in an Unimpaired Class or otherwise; provided, however, that this provision shall not apply to Professional Fee Claims, which may be objected to by any party-in-interest in these Chapter 11 Cases. From and after the Effective Date, the Reorganized Debtors may settle or compromise any Disputed Claim without any further notice to or action, order or approval of the Bankruptcy Court. The Reorganized Debtors shall have the sole authority to administer and adjust the Claims Register and their respective books and records to reflect any such settlements or compromises without any further notice to or action, order or approval of the Bankruptcy Court.

3.	Claims Estimation

After the Confirmation Date but before the Effective Date, the Debtors (with the consent of the Required Consenting Noteholders), and after the Effective Date, the Reorganized Debtors may at any time request that the Bankruptcy Court estimate any Disputed Claim or contingent or unliquidated Claim pursuant to applicable law, including, without limitation, section 502(c) of the

Bankruptcy Code, and the Bankruptcy Court shall retain jurisdiction under 28 U.S.C. §§ 157 and 1334 to estimate any such Claim, whether for allowance or to determine the maximum amount of such Claim, including during the litigation concerning any objection to any Claim or during the pendency of any appeal relating to any such objection. All of the aforementioned Claims objection, estimation and resolution procedures are cumulative and not exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court. The rights and objections of all parties are reserved in connection with any such estimation.

4.	No Filings of Proofs of Claim

Except as otherwise provided in this Plan, Holders of Claims, including the Prepetition Notes Indenture Trustee with respect to the Prepetition Notes Indentures and the Prepetition Notes and the DIP Agent with respect to the DIP Super-Priority Claims, shall not be required to File a proof of Claim, and no such parties should File a proof of Claim; provided that Holders of General Unsecured Claims against Parent only shall be required to file a proof of claim pursuant to separate bar date procedures to be provided to such parties by the Debtors. Other than with respect to the General Unsecured Claims against Parent only, the Debtors do not intend to object in the Bankruptcy Court to the allowance of Claims Filed; provided, however, that the Debtors and the Reorganized Debtors, as applicable, reserve the right to object to any Claim or Equity Interest that is entitled, or deemed to be entitled, to a distribution under this Plan or is rendered Unimpaired under this Plan. Instead, the Debtors intend to make distributions, as required by this Plan, in accordance with the books and records of the Debtors. Unless disputed by a Holder of a Claim, the amount set forth in the books and records of the Debtors shall constitute the amount of the Allowed Claim of such Holder. If any such Holder of a Claim disagrees with the Debtors’ books and records with respect to the Allowed amount of such Holder’s Claim, such Holder must so advise the Debtors in writing, in which event the Claim shall become a Disputed Claim. The Debtors intend to attempt to resolve any such disputes consensually or through judicial means outside the Bankruptcy Court subject to the consent of the Required Consenting Noteholders. Nevertheless, the Debtors may, in their discretion and with the consent of the Required Consenting Noteholders, File with the Bankruptcy Court (or any other court of competent jurisdiction) an objection to the allowance of any Claim or any other appropriate motion or adversary proceeding with respect thereto. All such objections shall be litigated to Final Order; provided, however, that the Debtors may, with the consent of the Required Consenting Noteholders, compromise, settle, withdraw or resolve by any other method approved by the Bankruptcy Court any objections to Claims.

B.	No Distributions Pending Allowance

Notwithstanding any other provision of this Plan to the contrary, no payments or distributions of any kind or nature shall be made with respect to all or any portion of a Disputed Claim unless and until all objections to such Disputed Claim have been settled (with the consent of the Required Consenting Noteholders) or withdrawn or have been determined by Final Order, and the Disputed Claim is or becomes Allowed by Final Order; provided, however, that notwithstanding the foregoing, payments or distributions under this Plan to Holders of Allowed Prepetition Notes Claims will be made in full on the Effective Date, regardless of whether such Holders hold any Disputed Claims.

C.	Distributions on Account of Disputed Claims Once They Are Allowed

The Reorganized Debtors or other applicable Distribution Agent shall make distributions on account of any Disputed Claim that has become Allowed after the Effective Date at such time that such Claim becomes Allowed (or as soon as reasonably practicable thereafter). Such distributions shall be made pursuant to the applicable provisions of Article VII of this Plan.

D.	Reserve for Disputed Claims

The Debtors, the Reorganized Debtors, and the Distribution Agent may establish such appropriate reserves for Disputed Claims in the applicable Class(es) as they determine necessary and appropriate, in each case with the consent of the Required Consenting Noteholders or as approved by order of the Bankruptcy Court. Without limiting the foregoing, reserves (if any) for Disputed Claims shall equal, as applicable, an amount of property equal to 100% of distributions to which Holders of Disputed Claims in each applicable Class would otherwise be entitled under this Plan as of such date if such Disputed Claims were Allowed based on the Debtors’ books and records; provided, however, that the Debtors and the Reorganized Debtors, as applicable, shall have the right to file a motion seeking to estimate any Disputed Claims.

ARTICLE IX.

CONDITIONS PRECEDENT TO CONFIRMATION

AND CONSUMMATION OF THE PLAN

A.	Conditions Precedent to Confirmation

Unless satisfied or waived pursuant to the provisions of Article IX.C hereof, the following are conditions precedent to Confirmation of this Plan.

1.    This Plan and the Restructuring Documents are in form and substance reasonably acceptable to the Debtors and the Required Consenting Noteholders;

2.    The Confirmation Order has been entered by the clerk of the Bankruptcy Court, and such order is in form and substance consistent in all respects with the Restructuring Term Sheet and the Restructuring Support Agreement and otherwise reasonably acceptable to the Debtors and to the Required Consenting Noteholders; and

3.    The Restructuring Support Agreement is in full force and effect and has not been validly terminated in accordance with its terms, and no event has occurred or action has been taken that, with the passage of time or the giving of notice, would permit the Required Consenting Noteholders to terminate the Restructuring Support Agreement.

B.	Conditions Precedent to Consummation

Unless satisfied or waived pursuant to the provisions of Article IX.C hereof, the following are conditions precedent to Consummation of this Plan.

1.    The Confirmation Order has become a Final Order and such order has not been amended, modified, vacated, stayed, or reversed;

2.    The Bankruptcy Court has entered one or more Final Orders (which may include the Confirmation Order), in form and substance reasonably acceptable to the Debtors and Required Consenting Noteholders, authorizing the assumption, assumption and assignment and rejection of the Executory Contracts and Unexpired Leases by the Debtors as contemplated in this Plan and the Plan Supplement;

3.    This Plan and the Restructuring Documents have not been amended or modified other than in a manner in form and substance consistent in all respects with the Restructuring Term Sheet, and otherwise reasonably acceptable to the Debtors and the Required Consenting Noteholders;

4.    The Restructuring Documents (including the Exit Facility Loan Documents) have been filed, tendered for delivery, and have been effectuated or executed by all Persons and Entities party thereto (as appropriate), and in each case in full force and effect, each to the extent required prior to Consummation. All conditions precedent to the effectiveness of such Restructuring Documents, including, without limitation, the Exit Facility Credit Agreements, have been satisfied or waived pursuant to the terms of such applicable Restructuring Documents (or shall be satisfied concurrently with the occurrence of the Effective Date) and such agreements have closed or shall close simultaneously with the effectiveness of this Plan;

5.    The Debtors have received, or concurrently with the occurrence of the Effective Date shall receive (a) an Exit ABL Facility on terms and conditions acceptable to the Required Consenting Noteholders, and/or (b) the Exit DDTL Facility;

6.    The Amended/New Corporate Governance Documents have become effective or shall become effective concurrently with the effectiveness of this Plan;

7.    All consents, actions, documents, certificates and agreements necessary to implement this Plan and the transactions contemplated by this Plan have been, as applicable, obtained and not otherwise subject to unfulfilled conditions, effected or executed and delivered to the required parties and, to the extent required, filed with the applicable governmental units in accordance with applicable laws, and in each case in full force and effect;

8.    All governmental approvals and consents, including Bankruptcy Court approval, that are applicable and legally required for the consummation of this Plan have been obtained, not be subject to unfulfilled conditions and be in full force and effect;

9.    The New Board has been selected in accordance with the Restructuring Support Agreement;

10.    The Restructuring Support Agreement is in full force and effect and has not been terminated in accordance with its terms, and no event has occurred or action has been taken that, with the passage of time or the giving of notice, would permit the Required Consenting Noteholders to terminate the Restructuring Support Agreement;

11.    The Professional Fee Claim Reserve has been funded in full in Cash by the Debtors in accordance with the terms and conditions of this Plan;

12.    To the extent invoiced, all Ad Hoc Noteholder Group Fees and Expenses and Prepetition Notes Indenture Trustee Fees and Expenses have been paid in full in Cash;

13.    There shall be no ruling, judgment, or order issued by any Governmental Unit making illegal, enjoining or otherwise preventing or prohibiting the consummation of the Restructuring Transactions, unless such ruling, judgment, or order has been stayed, reversed or vacated within three (3) Business Days after such issuance;

14.    There shall be no material litigation or investigation by any Governmental Unit involving the Debtors as of the Effective Date that has had, or would reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of the Reorganized Debtors, taken as a whole; and

15.    Since the Petition Date, there shall have been no event, change, effect, occurrence, development, circumstance, condition, result, state of fact or change of fact (each, an “Event”) that, individually or together with all other Events, has had, or would reasonably be expected to have, a material adverse effect on either the business, operations, finances, properties, condition (financial or otherwise), assets or liabilities of the Debtors, taken as a whole, or the ability of the Debtors taken as a whole, to perform their respective obligations under, or to consummate the Restructuring Transactions; provided, however, that in no case shall any Event arising from, as a result of, or in connection with (a) the public announcement of the Restructuring Support Agreement, this Plan, or any other Restructuring Document, (b) the pursuit or public announcement of the Restructuring Transaction, (c) the commencement or prosecution of the Chapter 11 Cases, or (d) the pursuit of Confirmation or Consummation, be taken into account in determining whether there has been, or would reasonably be expected to be, a material adverse effect for purposes of this Plan.

C.	Waiver of Conditions

Subject to section 1127 of the Bankruptcy Code, the conditions to Confirmation and Consummation of this Plan set forth in this Article IX may be waived by the Debtors, with the consent of the Required Consenting Noteholders, without notice, leave or order of the Bankruptcy Court or any formal action other than proceeding to confirm or consummate this Plan. The failure of the Debtors or Reorganized Debtors to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each right shall be deemed an ongoing right that may be asserted at any time.

D.	Effect of Non-Occurrence of Conditions to Confirmation or Consummation

If the Confirmation or the Consummation of this Plan does not occur with respect to one or more of the Debtors, then this Plan shall, solely with respect to such applicable Debtor or Debtors, be null and void in all respects and nothing contained in this Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any claims by or Claims against or Equity Interests in the Debtors; (2) prejudice in any manner the rights of the Debtors, any Holders or any other Person or Entity; (3) constitute an Allowance of any Claim or Equity Interest; or (4) constitute an admission, acknowledgment, offer or undertaking by the Debtors, any Holders or any other Person or Entity in any respect.

ARTICLE X.

RELEASE, DISCHARGE, INJUNCTION AND RELATED PROVISIONS

A.	General

Pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases and other benefits provided under this Plan, upon the Effective Date, the provisions of this Plan shall constitute a good faith compromise and settlement of all Claims and Equity Interests and controversies resolved pursuant to this Plan. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Equity Interests and controversies, as well as a finding by the Bankruptcy Court that any such compromise or settlement is in the best interests of the Debtors, their Estates, and any Holders of Claims or Equity Interests and is fair, equitable and reasonable.

Notwithstanding anything contained herein to the contrary, the allowance, classification and treatment of all Allowed Claims and Equity Interests and their respective distributions (if any) and treatments hereunder, takes into account the relative priority and rights of the Claims and the Equity Interests in each Class in connection with any contractual, legal and equitable subordination rights relating thereto whether arising under general principles of equitable subordination, section 510 of the Bankruptcy Code or otherwise. As of the Effective Date, any and all contractual, legal and equitable subordination rights, whether arising under general principles of equitable subordination, section 510 of the Bankruptcy Code or otherwise, relating to the allowance, classification and treatment of all Allowed Claims and Equity Interests and their respective distributions (if any) and treatments hereunder, are settled, compromised, terminated and released pursuant hereto; provided, however, that nothing contained herein shall preclude any Person or Entity from exercising their rights pursuant to and consistent with the terms of this Plan and the contracts, instruments, releases, indentures, and other agreements or documents delivered under or in connection with this Plan.

B.	Release of Claims and Causes of Action

1.    Release by the Debtors and their Estates. Pursuant to section 1123(b) and any other applicable provisions of the Bankruptcy Code, and except as otherwise expressly provided in this Plan, effective as of the Effective Date, for good and valuable consideration provided by each of the Released Parties, the adequacy and sufficiency of which is hereby confirmed, the Debtors and the Reorganized Debtors, in their respective individual capacities and as debtors-in-possession, and on behalf of themselves and their respective Estates, including, without limitation, any successor to the Debtors or any Estate representative appointed or selected pursuant to section 1123(b)(3) of the Bankruptcy Code (collectively, the “Debtor Releasing Parties”), shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever provided a full discharge, waiver and release to each of the Released Parties (and each such Released Party so released shall be deemed forever released, waived and discharged by the Debtor Releasing Parties) and their respective assets and properties (the “Debtor Release”) from any and all Claims, interests, Causes of Action, and any other debts, obligations, rights, suits, damages, actions, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, liquidated or unliquidated, whether directly or derivatively held, existing as of the Effective Date or thereafter arising, in law, at equity or otherwise, whether for tort, contract, violations of federal or state securities laws, or otherwise, based in whole or in part upon any act or omission, transaction, or other occurrence or circumstances existing or taking place prior to or on the Effective Date arising from or related in any way in whole or in part to any of the Debtors (including the management, ownership or operation thereof) or their Affiliates, including, without limitation, (i) the Chapter 11 Cases, the Disclosure Statement, this Plan, the Plan Supplement, the Restructuring Support Agreement, the Restructuring Documents, the Prepetition Debt Documents, and the DIP Documents, (ii) the subject matter of, or the transactions or events giving rise to, any Claim or Equity Interest that is treated in this Plan, (iii) the business or contractual arrangements between any Debtor and any Released Parties, (iv) the negotiation, formulation, preparation dissemination, entry into, or filing of the Restructuring Support Agreement, this Plan, the Disclosure Statement, the Plan Supplement, the Restructuring Documents, the Prepetition Debt Documents, the DIP Documents, or related agreements, instruments or other documents, (v) the restructuring of Claims or Equity Interests prior to or during the Chapter 11 Cases, (vi) the purchase, sale, or rescission of the purchase or sale of any Equity Interest of the Debtors or the Reorganized Debtors, and/or (vii) the Confirmation or Consummation of this Plan, the solicitation of votes on this Plan or the issuance or distribution of Plan Securities pursuant to this Plan that such Debtor Releasing Party would have been legally entitled to assert (whether individually or collectively) or that any Holder of a Claim or Equity Interest or other Person or Entity would have been legally entitled to assert for, or on behalf or in the name of, any Debtor, its respective Estate or any Reorganized Debtor (whether directly or derivatively) against any of the Released Parties; provided, however, that the foregoing provisions of this Debtor Release shall not operate to waive or release (i) the rights of such Debtor Releasing Party to enforce this Plan and the contracts, instruments, releases, indentures, and other agreements or documents delivered under or in connection with this Plan (including, without limitation, the Exit Facility Loan Documents) or assumed or assumed and assigned, as applicable, pursuant to this Plan or pursuant to a Final Order of the Bankruptcy Court, (ii) any Causes of Action arising from willful misconduct, fraud, or gross negligence, in each case as determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction, and (iii) any claims against the Excluded Parties. The foregoing release shall be effective as of the Effective Date without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person or Entity and the Confirmation Order shall permanently enjoin the commencement or prosecution by any Person or Entity, whether directly, derivatively or otherwise, of any claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, or liabilities released pursuant to this Debtor Release. Notwithstanding the foregoing, nothing in this Article X.B shall or shall be deemed to (i) prohibit the Debtors or the Reorganized Debtors from asserting and enforcing any claims, obligations, suits, judgments, demands, debts, rights, Causes of Action or liabilities they may have against any Person or Entity that is based upon an alleged breach of a confidentiality or non-compete obligation owed to the Debtors or the Reorganized Debtors and/or (ii) operate as a release or waiver of any Intercompany Claims, in each case unless otherwise expressly provided for in this Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Debtor Release, which includes by reference each of the related provisions and definitions contained herein, and further, shall constitute the Bankruptcy Court’s finding that the Debtor Release is: (i) in exchange for the good and valuable consideration provided by the Released Parties; (ii) a good faith settlement and compromise of the Claims released by the Debtor Release; (iii) in the best interest of the Debtors and their Estates; (iv) fair, equitable and reasonable; (v) given and made after due notice and opportunity for hearing; and (vi) a bar to any of the Debtors, the Reorganized Debtors, or the Debtors’ Estates asserting any claim or Cause of Action released pursuant to the Debtor Release.

2.    Release By Third Parties. Except as otherwise expressly provided in this Plan, effective as of the Effective Date, to the fullest extent permitted by applicable law, for good and valuable consideration provided by each of the Released Parties, the adequacy and sufficiency of which is hereby confirmed, and without limiting or otherwise modifying the scope of the Debtor Release provided by the Debtor Releasing Parties above, each Non-Debtor Releasing Party (together with the Debtor Releasing Parties, the “Releasing Parties”) shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever provided a full discharge, waiver and release to each of the Released Parties (and each such Released Party so released shall be deemed forever released, waived and discharged by the Non-Debtor Releasing Parties) and their respective assets and properties (the “Third Party Release”) from any and all Claims, interests, Causes of Action, and any other debts, obligations, rights, suits, damages, actions, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, liquidated or unliquidated, whether directly or derivatively held, existing as of the Effective Date or thereafter arising, in law, at equity or otherwise, whether for tort, contract, violations of federal or state securities laws, or otherwise, based in whole or in part upon any act or omission, transaction, or other occurrence or circumstances existing or taking place prior to or on the Effective Date arising from or related in any way in whole or in part to any of the Debtors (including the management, ownership or operation thereof) or their Affiliates, including, without limitation, (i) the Chapter 11 Cases, the Disclosure Statement, this Plan, the Plan Supplement, the Restructuring Support Agreement, the Restructuring Documents, the Prepetition Debt Documents, and the DIP Documents, (ii) the subject matter of, or the transactions or events giving rise to, any Claim or Equity Interest that is treated in this Plan, (iii) the business or contractual arrangements between any Debtor and any Released Parties, (iv) the negotiation, formulation, preparation, dissemination, entry into or filing of the Restructuring Support Agreement, this Plan, the Disclosure Statement, the Plan Supplement, the Restructuring Documents, the Prepetition Debt Documents, the DIP Documents, or related agreements, instruments or other documents, (v) the restructuring of Claims or Equity Interests prior to or during the Chapter 11 Cases, (vi) the purchase, sale or rescission of the purchase or sale of any Equity Interest of the Debtors or the Reorganized Debtors, and/or (vii) the Confirmation or Consummation of this Plan, the solicitation of votes on this Plan or the issuance or distribution of Plan Securities pursuant to this Plan that such Non-Debtor Releasing Party would have been legally entitled to assert (whether individually or collectively) against any of the Released Parties; provided, however, that the foregoing provisions of this Third Party Release shall not operate to waive or release (i) the rights of such Non-Debtor Releasing Party to enforce this Plan and the contracts, instruments, releases, indentures, and other agreements or documents delivered under or in connection with this Plan (including, without limitation, the Exit Facility Loan Documents) or assumed or assumed and assigned, as applicable, pursuant to this Plan or pursuant to a Final Order of the Bankruptcy Court or (ii) any Causes of Action arising from willful misconduct, fraud, or gross negligence, in each case as determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction. The foregoing release shall be effective as of the Effective Date without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person or Entity and the Confirmation Order shall permanently enjoin the commencement or prosecution by any Person or Entity, whether directly, derivatively or otherwise, of any claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, or liabilities released pursuant to this Third Party Release.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Third Party Release, which includes by reference each of the related provisions and definitions contained herein, and further, shall constitute the Bankruptcy Court’s finding that the Third Party Release is: (i) consensual; (ii) essential to the confirmation of this Plan; (iii) in exchange for the good and valuable consideration provided by the Released Parties; (iv) a good faith settlement and compromise of the Claims released by the Third Party Release; (v) in the best interest of the Debtors and all Holders of Claims and Equity Interests; (vi) fair, equitable and reasonable; (vii) given and made after due notice and opportunity for hearing; and (viii) a bar to any of the Releasing Parties asserting any claim or Cause of Action released pursuant to the Third Party Release.

C.	Waiver of Statutory Limitations on Releases

Each of the Releasing Parties in each of the releases contained above expressly acknowledges that although ordinarily a general release may not extend to Claims which the Releasing Party does not know or suspect to exist in its favor, which if known by it may have materially affected its settlement with the party released, they have carefully considered and taken into account in determining to enter into the above releases the possible existence of such unknown losses or claims. Without limiting the generality of the foregoing, each Releasing Party expressly waives any and all rights conferred upon it by any statute or rule of law which provides that a release does not extend to claims which the claimant does not know or suspect to exist in its favor at the time of providing the release, which if known by it may have materially affected its settlement with the released party. The releases contained in this Plan are effective regardless of whether those released matters are presently known, unknown, suspected or unsuspected, foreseen or unforeseen.

D.	Discharge of Claims and Equity Interests

To the fullest extent provided under section 1141(d)(1)(A) and other applicable provisions of the Bankruptcy Code, except as otherwise expressly provided by this Plan (including, without limitation, Article V.D and V.E of this Plan) or the Confirmation Order, effective as of the Effective Date, all consideration distributed under this Plan shall be in exchange for, and in complete satisfaction, settlement, discharge, and release of, all Claims, Equity Interests and Causes of Action of any kind or nature whatsoever against the Debtors and the Reorganized Debtors or any of their respective assets or properties, including any interest accrued on such Claims or Equity

Interests from and after the Petition Date, and regardless of whether any property shall have been abandoned by order of the Bankruptcy Court, distributed or retained pursuant to this Plan on account of such Claims, Equity Interests or Causes of Action.

Except as otherwise expressly provided by this Plan (including, without limitation, Article V.D and V.E of this Plan) or the Confirmation Order, upon the Effective Date, the Debtors and their Estates shall be deemed discharged and released under and to the fullest extent provided under sections 524 and 1141(d)(1)(A) and other applicable provisions of the Bankruptcy Code from any and all Claims of any kind or nature whatsoever, including, but not limited to, demands and liabilities that arose before the Confirmation Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code. Such discharge shall void any judgment obtained against the Debtors or the Reorganized Debtors at any time, to the extent that such judgment relates to a discharged Claim.

Except as otherwise expressly provided by this Plan (including, without limitation, Article V.D and V.E of this Plan) or the Confirmation Order, upon the Effective Date: (i) the rights afforded herein and the treatment of all Claims and Equity Interests shall be in exchange for and in complete satisfaction, settlement, discharge, and release of all Claims and Equity Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Petition Date, against the Debtors or any of their respective assets, property, or Estates; (ii) all Claims and Equity Interests shall be satisfied, discharged, and released in full, and each of the Debtors’ liability with respect thereto shall be extinguished completely without further notice or action; and (iii) all Persons and Entities shall be precluded from asserting against the Debtors, the Estates, the Reorganized Debtors, each of their respective successors and assigns, and each of their respective assets and properties, any such Claims or Equity Interests, whether based upon any documents, instruments or any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date or otherwise.

E.	Exculpation

Effective as of the Effective Date, to the fullest extent permitted by law, the Exculpated Parties shall neither have nor incur any liability to any Person or Entity for any claims or Causes of Action arising prior to or on the Effective Date for any act taken or omitted to be taken in connection with, or related to, formulating, negotiating, preparing, disseminating, implementing, administering, confirming or effecting the Confirmation or Consummation of this Plan, the Disclosure Statement, the Restructuring Documents, the DIP Documents, or any contract, instrument, release or other agreement or document created or entered into in connection with this Plan, including the Restructuring Support Agreement, or any other prepetition or postpetition act taken or omitted to be taken in connection with or in contemplation of the restructuring of the Debtors, the approval of the Disclosure Statement or Confirmation or Consummation of this Plan; provided, however, that the foregoing provisions of this exculpation shall not operate to waive or release: (i) any Causes of Action arising from willful misconduct, fraud, or gross negligence of such applicable Exculpated Party as determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction; and/or (ii) the rights of any Person or Entity to enforce this Plan and the contracts, instruments, releases, indentures, and other agreements and documents delivered under or in connection with this Plan or assumed pursuant to this Plan or Final Order of the Bankruptcy Court; provided, further, that each Exculpated Party shall be entitled to rely upon the advice of counsel concerning its respective duties pursuant to, or in connection with, the above referenced documents, actions or inactions. The foregoing exculpation shall be effective as of the Effective Date without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person or Entity. Notwithstanding the foregoing, nothing in this Article X.E shall or shall be deemed to prohibit the Debtors or the Reorganized Debtors from asserting and enforcing any claims, obligations, suits, judgments, demands, debts, rights, Causes of Action or liabilities they may have against any Person or Entity that is based upon an alleged breach of a confidentiality or non-compete obligation owed to the Debtors or the Reorganized Debtors, in each case unless otherwise expressly provided for in this Plan.

F.	Preservation of Causes of Action

1.	Maintenance of Causes of Action

Except as otherwise provided in this Article X (including, without limitation, and for the avoidance of doubt, the Releases contained in Article X.B and Exculpation contained in Article X.E hereof) or elsewhere in this Plan or the Confirmation Order, after the Effective Date, the Reorganized Debtors shall retain all rights to commence, pursue, litigate or settle, as appropriate, any and all Retained Litigation Claims, whether existing as of the Petition Date or thereafter arising, in any court or other tribunal including, without limitation, in an adversary proceeding Filed in the Chapter 11 Cases. The Reorganized Debtors, as the successors-in-interest to the Debtors and the Estates, may, and shall have the exclusive right to, enforce, sue on, settle, compromise, transfer or assign (or decline to do any of the foregoing) any or all of such Retained Litigation Claims without notice to or approval from the Bankruptcy Court.

2.	Preservation of All Causes of Action Not Expressly Settled or Released

The Debtors expressly reserve all Causes of Action and Retained Litigation Claims for later adjudication by the Debtors or the Reorganized Debtors (including, without limitation, Causes of Action and Retained Litigation Claims not specifically identified or of which the Debtors may presently be unaware or which may arise or exist by reason of additional facts or circumstances unknown to the Debtors at this time or facts or circumstances that may change or be different from those the Debtors now believe to exist) and, therefore, no preclusion doctrine, including, without limitation, the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, waiver, estoppel (judicial, equitable or otherwise) or laches shall apply to such Causes of Action or Retained Litigation Claims upon or after the Confirmation or Consummation of this Plan based on the Disclosure Statement, this Plan or the Confirmation Order, except in each case where such Causes of Action or Retained Litigation Claims have been expressly waived, relinquished, released, compromised or settled in this Plan (including, without limitation, and for the avoidance of doubt, the Releases contained in Article X.B and Exculpation contained in Article X.E hereof) or any other Final Order (including, without limitation, the Confirmation Order). In addition, the Debtors and the Reorganized Debtors expressly reserve the right to pursue or adopt any claims alleged in any lawsuit in which any of the Debtors are a plaintiff, defendant or an interested party, against any Person or Entity, including, without limitation, the plaintiffs or co-defendants in such lawsuits.

No Person or Entity may rely on the absence of a specific reference in this Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action or Retained Litigation Claim against them as any indication that the Debtors or the Reorganized Debtors will not pursue any and all available Causes of Action or Retained Litigation Claim against them. The Debtors and the Reorganized Debtors expressly reserve all rights to prosecute any and all Causes of Action and Retained Litigation Claim against any Person or Entity, except as otherwise expressly provided in this Plan or the Confirmation Order (including, without limitation, and for the avoidance of doubt, the Releases contained in Article X.B and Exculpation contained in Article X.E hereof).

G.	Injunction

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS PLAN OR THE CONFIRMATION ORDER, FROM AND AFTER THE EFFECTIVE DATE, ALL PERSONS AND ENTITIES ARE, TO THE FULLEST EXTENT PROVIDED UNDER SECTION 524 AND OTHER APPLICABLE PROVISIONS OF THE BANKRUPTCY CODE, PERMANENTLY ENJOINED FROM (I) COMMENCING OR CONTINUING, IN ANY MANNER OR IN ANY PLACE, ANY SUIT, ACTION OR OTHER PROCEEDING; (II) ENFORCING, ATTACHING, COLLECTING, OR RECOVERING IN ANY MANNER ANY JUDGMENT, AWARD, DECREE, OR ORDER; (III) CREATING, PERFECTING, OR ENFORCING ANY LIEN OR ENCUMBRANCE; (IV) ASSERTING A SETOFF OR RIGHT OF SUBROGATION OF ANY KIND; OR (V) COMMENCING OR CONTINUING IN ANY MANNER ANY ACTION OR OTHER PROCEEDING OF ANY KIND, IN EACH CASE ON ACCOUNT OF OR WITH RESPECT TO ANY CLAIM, DEMAND, LIABILITY, OBLIGATION, DEBT, RIGHT, CAUSE OF ACTION, EQUITY INTEREST, OR REMEDY RELEASED OR TO BE RELEASED, EXCULPATED OR TO BE EXCULPATED, SETTLED OR TO BE SETTLED OR DISCHARGED OR TO BE DISCHARGED PURSUANT TO THIS PLAN OR THE CONFIRMATION ORDER AGAINST ANY PERSON OR ENTITY SO RELEASED, DISCHARGED, OR EXCULPATED (OR THE PROPERTY OR ESTATE OF ANY PERSON OR ENTITY SO RELEASED, DISCHARGED, OR EXCULPATED). ALL INJUNCTIONS OR STAYS PROVIDED FOR IN THE CHAPTER 11 CASES UNDER SECTION 105 OR SECTION 362 OF THE BANKRUPTCY CODE, OR OTHERWISE, AND IN EXISTENCE ON THE CONFIRMATION DATE, SHALL REMAIN IN FULL FORCE AND EFFECT UNTIL THE EFFECTIVE DATE.

H.	Binding Nature Of Plan

ON THE EFFECTIVE DATE, AND EFFECTIVE AS OF THE EFFECTIVE DATE, THIS PLAN SHALL BIND, AND SHALL BE DEEMED BINDING UPON, THE DEBTORS, THE REORGANIZED DEBTORS, ANY AND ALL HOLDERS OF CLAIMS AGAINST AND EQUITY INTERESTS IN THE DEBTORS, ALL PERSONS AND ENTITIES THAT ARE PARTIES TO OR ARE SUBJECT TO THE SETTLEMENTS, COMPROMISES, RELEASES, EXCULPATIONS, DISCHARGES, AND INJUNCTIONS DESCRIBED IN THIS PLAN, EACH PERSON AND ENTITY ACQUIRING PROPERTY UNDER THIS PLAN, ANY AND ALL NON-DEBTOR PARTIES TO EXECUTORY CONTRACTS AND UNEXPIRED LEASES WITH THE DEBTORS AND THE RESPECTIVE SUCCESSORS AND ASSIGNS OF EACH OF THE FOREGOING, TO

THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, AND NOTWITHSTANDING WHETHER OR NOT SUCH PERSON OR ENTITY (I) SHALL RECEIVE OR RETAIN ANY PROPERTY, OR INTEREST IN PROPERTY, UNDER THIS PLAN, (II) HAS FILED A PROOF OF CLAIM OR INTEREST IN THE CHAPTER 11 CASES OR (III) FAILED TO VOTE TO ACCEPT OR REJECT THIS PLAN, AFFIRMATIVELY VOTED TO REJECT THIS PLAN OR IS CONCLUSIVELY DEEMED TO REJECT THIS PLAN.

NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THE FOREGOING, THE INJUNCTION DOES NOT ENJOIN ANY PARTY UNDER THE RESTRUCTURING SUPPORT AGREEMENT OR THIS PLAN OR UNDER ANY DOCUMENT, INSTRUMENT, OR AGREEMENT (INCLUDING THOSE INCLUDED IN THE PLAN SUPPLEMENT) EXECUTED TO IMPLEMENT THIS PLAN.

I.	Protection Against Discriminatory Treatment

To the extent provided by section 525 of the Bankruptcy Code and the Supremacy Clause of the United States Constitution, all Persons and Entities, including Governmental Units, shall not discriminate against the Reorganized Debtors or deny, revoke, suspend or refuse to renew a license, permit, charter, franchise or other similar grant to, condition such a grant to, discriminate with respect to such a grant, against the Reorganized Debtors, or another Person or Entity with whom the Reorganized Debtors have been associated, solely because any Debtor has been a debtor under chapter 11 of the Bankruptcy Code, has been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before the Debtors are granted or denied a discharge) or has not paid a debt that is dischargeable in the Chapter 11 Cases.

J.	Integral Part of Plan

Each of the provisions set forth in this Plan with respect to the settlement, release, discharge, exculpation, and injunction for or with respect to Claims and/or Causes of Action are an integral part of this Plan and essential to its implementation. Accordingly, each Person or Entity that is a beneficiary of such provision shall have the right to independently seek to enforce such provision and such provision may not be amended, modified, or waived after the Effective Date without the prior written consent of such beneficiary.

ARTICLE XI.

RETENTION OF JURISDICTION

Pursuant to sections 105(c) and 1142 of the Bankruptcy Code and notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall, on and after the Effective Date, retain exclusive jurisdiction over the Chapter 11 Cases and all Persons and Entities with respect to all matters related to the Chapter 11 Cases, the Debtors and this Plan as legally permissible, including, without limitation, jurisdiction to:

1.    allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Equity Interest, including, without limitation, the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the allowance or priority of any such Claim or Equity Interest;

2.    grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or this Plan, for periods ending on or before the Effective Date; provided, however, that, from and after the Effective Date, the Reorganized Debtors may pay Professionals in the ordinary course of business for any work performed after the Effective Date and such payment shall not be subject to the approval of the Bankruptcy Court;

3.    resolve any matters related to the assumption, assignment or rejection of any Executory Contract or Unexpired Lease and to adjudicate and, if necessary, liquidate, any Claims arising therefrom, including, without limitation, those matters related to any amendment to this Plan after the Effective Date to add Executory Contracts or Unexpired Leases to the list of Executory Contracts and Unexpired Leases to be assumed or rejected (as applicable);

4.    resolve any issues related to any matters adjudicated in the Chapter 11 Cases;

5.    ensure that distributions to Holders of Allowed Claims are accomplished pursuant to the provisions of this Plan;

6.    decide or resolve any motions, adversary proceedings, contested or litigated matters and any other Causes of Action that are pending as of the Effective Date or that may be commenced in the future, and grant or deny any applications involving the Debtors that may be pending on the Effective Date or instituted by the Reorganized Debtors after the Effective Date, provided, however, that the Reorganized Debtors shall reserve the right to commence actions in all appropriate forums and jurisdictions;

7.    enter such orders as may be necessary or appropriate to implement or consummate the provisions of this Plan and all other contracts, instruments, releases, indentures and other agreements or documents adopted in connection with this Plan, the Plan Supplement or the Disclosure Statement;

8.    resolve any cases, controversies, suits or disputes that may arise in connection with the Consummation, interpretation or enforcement of this Plan or any Person or Entity’s obligations incurred in connection with this Plan;

9.    hear and determine all Causes of Action that are pending as of the Effective Date or that may be commenced in the future;

10.    issue injunctions and enforce them, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Person or Entity with Consummation or enforcement of this Plan;

11.    enforce the terms and conditions of this Plan, the Confirmation Order, and the Restructuring Documents;

12.    resolve any cases, controversies, suits or disputes with respect to the Release, the Exculpation, the indemnification and other provisions contained in Article X hereof and enter such orders or take such others actions as may be necessary or appropriate to implement or enforce all such provisions;

13.    hear and determine all Retained Litigation Claims;

14.    enter and implement such orders or take such other actions as may be necessary or appropriate if the Confirmation Order is modified, stayed, reversed, revoked or vacated;

15.    resolve any other matters that may arise in connection with or relate to this Plan, the Disclosure Statement, the Confirmation Order or any release or exculpation adopted in connection with this Plan; and

16.    enter an order concluding or closing the Chapter 11 Cases.

Notwithstanding the foregoing, (i) any dispute arising under or in connection with any Exit Facility or any other contract or agreement binding on the Reorganized Debtors that contains provisions governing jurisdiction for litigation of disputes thereunder shall be addressed in accordance with the provisions of the applicable document and (ii) if the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising in, arising under, or related to the Chapter 11 Cases, including the matters set forth in this Article of this Plan, the provisions of this Article XI shall have no effect upon and shall not control, prohibit, or limit the exercise of jurisdiction by any other court having jurisdiction with respect to such matter.

ARTICLE XII.

MISCELLANEOUS PROVISIONS

A.	Substantial Consummation

“Substantial Consummation” of this Plan, as defined in 11 U.S.C. § 1101(2), shall be deemed to occur on the Effective Date.

B.	Payment of Statutory Fees; Post-Effective Date Fees and Expenses

All fees payable pursuant to section 1930(a) of the Judicial Code, as determined by the Bankruptcy Court at a hearing pursuant to section 1128 of the Bankruptcy Code to the extent necessary, shall be paid by each of the Debtors or the Reorganized Debtors (or the Distribution Agent on behalf of each of the Debtors or Reorganized Debtors), as applicable, for each quarter (including any fraction thereof) until the earliest to occur of the entry of (a) a final decree closing such Debtor’s Chapter 11 Case, (b) an order dismissing such Debtor’s Chapter 11 Case, or (c) an order converting such Debtor’s Chapter 11 Case to a case under chapter 7 of the Bankruptcy Code.

The Reorganized Debtors may pay the liabilities and charges that they incur on or after the Effective Date for Professionals’ fees, disbursements, expenses, or related support services (including reasonable fees, costs and expenses incurred by Professionals relating to the preparation of interim and final fee applications and obtaining Bankruptcy Court approval thereof) in the ordinary course of business and without application or notice to, or order of, the Bankruptcy Court, including, without limitation, the reasonable fees, expenses, and disbursements of the Distribution Agents and the fees, costs and expenses incurred by Professionals in connection with the implementation, enforcement and Consummation of this Plan and the Restructuring Documents.

C.	Statutory Committee

On the Effective Date, the current and former members of the Committee, if any, and their respective officers, employees, counsel, advisors and agents, shall be released and discharged of and from all further authority, duties, responsibilities and obligations related to and arising from and in connection with the Chapter 11 Cases and the Committee shall dissolve. Following the completion of the Committee’s remaining duties set forth above, the Committee shall be dissolved, and the retention or employment of the Committee’s respective attorneys, accountants and other agents shall terminate without further notice to, or action by, any Person or Entity.

D.	Conflicts

In the event that a provision of the Restructuring Documents or the Disclosure Statement (including any and all exhibits and attachments thereto) conflicts with a provision of this Plan or the Confirmation Order, the provision of this Plan and the Confirmation Order (as applicable) shall govern and control to the extent of such conflict. In the event that a provision of this Plan conflicts with a provision of the Confirmation Order, the provision of the Confirmation Order shall govern and control to the extent of such conflict.

E.	Modification of Plan

Effective as of the date hereof and subject to the limitations and rights contained in this Plan: (a) the Debtors reserve the right, in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify this Plan prior to the entry of the Confirmation Order in a way that is in form and substance consistent in all material respects with the Restructuring Term Sheet and otherwise reasonably acceptable to the Debtors and the Required Consenting Noteholders in the manner set forth in the Restructuring Support Agreement, in accordance with section 1127(a) of the Bankruptcy Code; and (b) after the entry of the Confirmation Order, the Debtors or the Reorganized Debtors, as applicable, may, upon order of the Bankruptcy Court, amend or modify this Plan in a way that is in form and substance consistent in all material respects with the Restructuring Term Sheet and otherwise acceptable to the Debtors and the Required Consenting Noteholders in the manner set forth in the Restructuring Support Agreement, in accordance with section 1127(b) of the Bankruptcy Code or to remedy any defect or omission or reconcile any inconsistency in this Plan in such manner as may be necessary to carry out the purpose and intent of this Plan. A Holder of a Claim that has accepted this Plan shall be presumed to have accepted this Plan, as altered, amended or modified, if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim of such Holder.

F.	Revocation or Withdrawal of Plan

The Debtors reserve the right to revoke or withdraw this Plan prior to the Effective Date and/or to File subsequent chapter 11 plans, with respect to one or more of the Debtors; provided that any rights under the Restructuring Support Agreement, including any consent rights contained therein, shall remain unaffected. If the Debtors revoke or withdraw this Plan, or if Confirmation or Consummation of this Plan does not occur with respect to one or more of the Debtors, then with respect to the applicable Debtor or Debtors for which this Plan was revoked or withdrawn or for which Confirmation or Consummation of this Plan did not occur: (1) this Plan shall be null and void in all respects; (2) any settlement or compromise embodied in this Plan, assumption or rejection of Executory Contracts or Unexpired Leases effected by this Plan and any document or agreement executed pursuant hereto shall be deemed null and void except as may be set forth in a separate order entered by the Bankruptcy Court; and (3) nothing contained in this Plan shall: (a) constitute a waiver or release of any Claims by or against, or any Equity Interests in, the applicable Debtors or any other Person or Entity; (b) prejudice in any manner the rights of the applicable Debtors or any other Person or Entity; or (c) constitute an admission, acknowledgement, offer or undertaking of any sort by the applicable Debtors or any other Person or Entity.

G.	Successors and Assigns

This Plan shall be binding upon and inure to the benefit of the Debtors, the Reorganized Debtors, all present and former Holders of Claims and Equity Interests, other parties-in-interest, and their respective heirs, executors, administrators, successors, and assigns. The rights, benefits, and obligations of any Person or Entity named or referred to in this Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor, or assign of such Person or Entity.

H.	Reservation of Rights

Except as expressly set forth herein, this Plan shall have no force or effect unless and until the Bankruptcy Court enters the Confirmation Order and this Plan is Consummated. Neither the filing of this Plan, any statement or provision contained herein, nor the taking of any action by the Debtors or any other Person or Entity with respect to this Plan shall be or shall be deemed to be an admission or waiver of any rights of: (1) the Debtors with respect to the Holders of Claims or Equity Interests or other Person or Entity; or (2) any Holder of a Claim or an Equity Interest or other Person or Entity prior to the Effective Date.

I.	Further Assurances

The Debtors or the Reorganized Debtors, as applicable, all Holders of Claims receiving distributions hereunder and all other Persons and Entities shall, from time to time, prepare, execute and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of this Plan or the Confirmation Order.

J.	Severability

If, prior to the Confirmation Date, any term or provision of this Plan is determined by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of this Plan shall remain in full force and effect and shall in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of this Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

K.	Service of Documents

Any notice, direction or other communication given regarding the matters contemplated by this Plan (each, a “Notice”) must be in writing, sent by personal delivery, electronic mail, courier or facsimile and addressed as follows:

If to the Debtors:

Superior Energy Services, Inc.

1001 Louisiana Street, Suite 2900

Houston, Texas 77002

Attn: William B. Masters

Email: bill.masters@superiorenergy.com

with a copy to:

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022

Attn: Keith A. Simon and George Klidonas

Direct Dial: (212) 906-1200

Fax: (212) 751-4864

Email: keith.simon@lw.com and george.klidonas@lw.com

If to the Ad Hoc Noteholder Group:

Davis Polk & Wardwell LLP

405 Lexington Ave.

New York, NY 10017

Attn: Damian S. Schaible and Adam L. Shpeen

Direct Dial: (212) 450-4000

Fax: (212) 701-5800

Email: damian.schaible@davispolk.com and

adam.shpeen@davispolk.com

A Notice is deemed to be given and received (a) if sent by personal delivery or courier, on the date of delivery if it is a Business Day and the delivery was made prior to 4:00 p.m. (local time in place of receipt) and otherwise on the next Business Day, or (b) if sent by facsimile, on the Business Day following the date of confirmation of transmission by the originating facsimile, or (c) if sent by electronic mail, when the sender receives an email from the recipient acknowledging receipt, provided that an automatic “read receipt” does not constitute acknowledgment of an email for purposes of this Section. Any party may change its address for service from time to time by providing a Notice in accordance with the foregoing. Any element of a party’s address that is not specifically changed in a Notice shall be assumed not to be changed. Sending a copy of a Notice to a party’s legal counsel as contemplated above is for information purposes only and does not constitute delivery of the Notice to that party. The failure to send a copy of a Notice to legal counsel does not invalidate delivery of that Notice to a party.

L.	Exemption from Transfer Taxes Pursuant to Section 1146(a) of the Bankruptcy Code

Pursuant to and to the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any issuance, transfer, or exchange of a security, or the making or delivery of an instrument of transfer of property, pursuant to or in connection with this Plan or the Restructuring Documents shall not be subject to any Stamp or Similar Tax or governmental assessment in the United States or by any other Governmental Unit, and the Confirmation Order shall direct the appropriate federal, state or local (domestic or foreign) governmental officials or agents to forgo the collection of any such Stamp or Similar Tax or governmental assessment and to accept for filing and recordation instruments or other documents evidencing such action or event without the payment of any such Stamp or Similar Tax or governmental assessment. Such exemption specifically applies, without limitation, to (i) all actions, agreements and documents necessary to evidence and implement the provisions of, transactions contemplated by and the distributions to be made under this Plan or the Restructuring Documents, (ii) the issuance and distribution of the New Common Stock or Plan Securities and Documents, and (iii) the maintenance or creation of security interests or any Lien as contemplated by this Plan or the Restructuring Documents.

M.	Governing Law

Except to the extent that the Bankruptcy Code, the Bankruptcy Rules or other federal law is applicable, or to the extent that a Restructuring Document or an exhibit or schedule to this Plan provides otherwise, the rights and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with, the laws of New York, without giving effect to the principles of conflicts of law of such jurisdiction.

N.	Tax Reporting and Compliance

The Reorganized Debtors are hereby authorized, on behalf of the Debtors, to request an expedited determination under section 505(b) of the Bankruptcy Code of the tax liability of the Debtors for all taxable periods ending after the Petition Date through and including the Effective Date.

O.	Exhibits and Schedules

All exhibits and schedules to this Plan, including the Exhibits and Plan Schedules, are incorporated herein and are a part of this Plan as if set forth in full herein.

P.	No Strict Construction

This Plan is the product of extensive discussions and negotiations between and among, inter alia, the Debtors, the Consenting Noteholders, and their respective professionals. Each of the foregoing was represented by counsel of its choice who either participated in the formulation and documentation of, or was afforded the opportunity to review and provide comments on, this Plan, the Disclosure Statement, the Exhibits and the Plan Schedules, and the agreements and documents ancillary or related thereto. Accordingly, unless explicitly indicated otherwise, the general rule of contract construction known as “contra proferentem” or other rule of strict construction shall not apply to the construction or interpretation of any provision of this Plan, the Disclosure Statement, the Exhibits or the Plan Schedules, or the documents ancillary and related thereto.

Q.	Entire Agreement

Except as otherwise provided herein or therein, this Plan and the Restructuring Documents supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into this Plan and the Restructuring Documents.

R.	Closing of Chapter 11 Cases

The Reorganized Debtors shall, promptly after the full administration and Consummation of the Chapter 11 Cases, File with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close the Chapter 11 Cases.

S.	2002 Notice Parties

After the Effective Date, the Debtors and the Reorganized Debtors, as applicable, are authorized to limit the list of Persons and Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Persons and Entities who have Filed a renewed request after the Confirmation Hearing to receive documents pursuant to Bankruptcy Rule 2002.

Dated: January 15, 2021

Respectfully submitted,

SUPERIOR ENERGY SERVICES, INC. AND ITS AFFILIATE DEBTORS

By:	/s/ Westervelt T. Ballard
Title:	Chief Financial Officer